AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR DATED AUGUST 5, 2022

PURAVERDE, INC.

4201 East Washington Street,

Broken Arrow, OK 74014

(918) 258-4685

https://puraverdecannabis.com

UP TO 36,666,666 SHARES OF CLASS C COMMON STOCK (1)

SEE “SECURITIES BEING OFFERED” AT PAGE 52

	Price to Public	Underwriting discount and commissions(2)	Proceeds to issuer(3)
Per share*	$1.50	$0.015	$1.485
Total Minimum	$0	$0	$0
Total Maximum	$49,999,999.50	$499,999.995	$49,499,999.505

(1)	The Company is offering up to 33,333,333 shares of Class C Common Stock, including up to 3,333,333 additional shares eligible to be issued as Bonus Shares (as defined in this Offering Circular). For details, see “Plan of Distribution.” There is a minimum investment of $750 or 500 shares.
(2)	The Company has engaged Dalmore Group, LLC, member FINRA/SIPC (“Dalmore”), as broker-dealer of record, to perform broker-dealer, administrative and compliance related functions in connection with this offering, but not for underwriting or placement agent services. Dalmore will receive a 1% commission, a one-time advance payment for out-of-pocket expenses equal to $5,000, and a consulting fee of $20,000, payable by the Company to Dalmore. See “Plan of Distribution” for details.
(3)	Not including legal, accounting, and marketing expenses of this Offering. See “Use of Proceeds” for a description of these expenses.

* Each investor will be charged a $30 processing fee per transaction to the Company to defray costs of the Offering. Assuming each investor invests the minimum investment of $750, the Company will receive an additional $2,000,000 in fees for a total gross offering amount of $52,000,000. Investors who invest the minimum investment will have an effective per share cost of $1.56.

Sales of these securities will commence on approximately [DATE].

This offering (the “Offering”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion.

The Company has engaged Equiniti Trust Company as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis without any minimum target. Provided that an investor purchases shares in the amount of the minimum investment, $750 (500 shares), there is no minimum number of shares that needs to be sold in order for funds to be released to the Company and for this Offering to close, which may mean that the Company does not receive sufficient funds to cover the cost of this Offering. The Company may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Company. After the initial closing of this Offering, we expect to hold closings on at least a monthly basis.

The Class C Common Stock being offered in this Offering are non-voting securities. The Company’s Executive Officers and Directors will continue to hold a majority of the voting power of all of the Company’s equity stock at the conclusion of this Offering and therefore control the board.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 11.

The company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the term “Puraverde,” “we,” “us,” “our,” or “the Company” refers to Puraverde, Inc.

Other than in the table on the cover page, dollar amounts have been rounded to the closest whole dollar.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

This summary highlights selected information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all the information that you should consider before deciding whether to invest in our securities. You should carefully read the entire Offering Circular, including the risks associated with an investment in the company discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision. Some of the statements in this Offering Circular are forward-looking statements. See the section entitled “Cautionary Statement Regarding Forward-Looking Statements” above.

The Company

We founded the Company on November 19, 2018, as Puraverde LLC (the “Predecessor”), an Oklahoma limited liability company. In January 2019, we commenced operations in Oklahoma as a medical marijuana THC and CBD processor and grower. We believe that Puraverde is a leading innovator in Oklahoma’s medical cannabis market. We have a vertically integrated business, and aim to use the latest available technology and analysis of production-efficiencies to formulate, test and package our medical cannabis products. Our processing facility meets both local and state regulatory compliance standards. Puraverde’s existing product line is sold and distributed to medical dispensaries throughout the state. Currently, the Company intends to expand its business to other states as well depending upon our ability to obtain licensing agreements. As we progress, we may also seek to acquire brands and licenses from cannabis companies as opportunities present themselves and to integrate these brands and licenses into our business.

The Offering

Securities offered (1):	Up to 33,333,333 shares of Class C Common Stock, plus an additional 3,333,333 shares of Class C Common Stock may be offered as Bonus Shares. See “Plan of Distribution.”

Offering price per share:	$1.50 per share of Class C Common Stock

Minimum Investment:	The minimum investment in this Offering is $750. Each investor will be required to make investments in increments of 500 shares of Class C Common Stock.

Shares outstanding before the Offering:	0 shares of Class C Common Stock

Shares outstanding after the Offering: (assuming fully subscribed)*	36,666,666 shares of Class C Common Stock

*Does not reflect any securities that the Company could sell in concurrent private placements, see “Management’s Discussion and Analysis – Liquidity and Capital Resources.”

Use of Proceeds:	We estimate that, at a per share price of $1.50, the proceeds from the sale of the 33,333,333 shares of Class C Common Stock in this Offering will be approximately $38,887,361 after subtracting estimated offering costs of $11,112,639 to Dalmore Group, LLC, in commissions, professional fees, EDGARization, and marketing costs.

We intend to use the net proceeds of the Offering to pay off loans and other debt, taxes and working capital. Up to 30% of the proceeds may also be used to repurchase shares of our Class A Preferred Stock from the Company’s executive officers and directors. For details, see “Use of Proceeds.”

Risk Factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this Offering Circular and other information included in this Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

Implications of Being an Emerging Growth Company

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act. Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

●	annual reports (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

●	semiannual reports (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

●	current reports for certain material events.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

●	will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Risks Associated with the Cannabis Business

•	What is legal under state law may be illegal at the federal level, and intrastate commerce may be impossible.

•	Cannabis is illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations. Moreover, criminal liability under federal law may also apply to cannabis company owners and investors.

•	The Corporation, its directors, officers, employees and investors, as well as other participants in the cannabis industry, face the risk of prosecution.

•	Anti-money laundering laws and similar regulations, both federal and state, could present certain challenges to business in the cannabis industry, including mandatory background checks for our investors.

•	United States border officers could deny entry into the United States to non-United States citizens who are employees of or investors in companies with cannabis operations in the United States or Canada.

•	The Company may be acting “ultra vires.”

•	The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations.

•	The passage of additional state legislation and/or constitutional amendments legalizing cannabis for medical and/or personal use could result in an even more competitive marketplace.

•	The cannabis industry faces strong opposition from the pharmaceutical and other industries.

•	Existential threats from regulators, legislators and law enforcement.

•	Cannabis companies will be treated as piggybanks, especially by taxing authorities.

•	Cannabis companies may find it more difficult to undertake ordinary business activities, such as banking, leasing space, obtaining insurance, or retaining professional advisors.

•	The cost of obtaining additional licenses could be expensive, which could negatively affect your investment in the Company.

•	Only a certain percentage of the Company may be owned by people outside of Oklahoma.

•	Capital-raising activities will also be constrained.

•	Fraudulent cannabis-related securities activity may adversely affect the ability of legitimate cannabis businesses to attract future investors.

•	Cannabis companies will need to spend additional working capital on compliance matters than other types of companies.

•	Cannabis companies face a higher likelihood of litigation.

•	Compared to other states, Oklahoma has a higher amount of dosage THC Delta-9 per unit than other states. Our products contain higher amounts of THC and in some products other molecules, including synthetic molecules of Delta 8 and HHC, as well as Nano Emulsifers than is typically found in cannabis products, and we offer products that are absorbed more quickly than typical cannabis edibles. Unfavorable publicity or consumer perception of cannabis products, including its safety, could adversely affect the success of the Company and acceptance of its products.

•	The FDA and the CDC have issued health advisories concerning the increase in adverse events associated with Delta-8 products.

•	Public perception of cannabis-related products may have a negative impact on our business.

•	Changing social mores and opinions on cannabis and trends may affect the success of the Company.

•	The operations of cannabis-based businesses may be affected by weather and other agricultural factors.

Risks Associated with the Company

•	We are an early stage company and have not yet generated profits.

•	Our audit report contains an emphasis of matter concerning our business operations in the medical cannabis industry.

•	We have an amount of debt that may be considered significant for a company of our size, and we may incur additional debt in the future, which may materially and adversely affect our business, financial position, results of operations and cash flows.

•	We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

•	Our auditor found a material weakness in our internal controls over financial reporting related to revenue recognition.

•	Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel.

•	We rely on third parties to provide services essential to the success of our business, some of which are related parties.

•	The Company’s sales are concentrated in two customers.

•	The Company is involved in litigation that may result in material losses.

•	Some of our cash assets are subject to a first security interest held by one of our lenders.

•	The Company does not have any intellectual property.

•	The Company has experienced supply chain constraints, including labor shortages and increased costs of components and shipping as a result of the ongoing impact from the COVID-19 pandemic and other macroeconomic factors.

Risks Related to the Company’s Securities and this Offering

•	Voting control is in the hands of our executive officers and directors.

•	We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this Offering.

•	Investors in this Offering will be required to sign an agreement that requires annual background checks and contains a mandatory right entitling the Company to buy back your shares for failure to comply with Oklahoma law.

•	We expect to raise additional capital through equity offerings, and may offer equity at a discount to the price offered in this Offering, which may dilute your ownership interest in the Company.

•	We may not be able to pay dividends on our Class C Common Stock for the foreseeable future, if ever.

•	The Company's management has broad discretion in how the Company uses the net proceeds of the Offering.

•	The proceeds from this Offering will first be used to pay the Company’s debt.

•	The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Oklahoma, regardless of convenience or cost to you, the investor.

•	Investors should expect to hold their shares of Class C Common Stock indefinitely because there is no current market for our Class C Common Stock.

•	Our Shareholders’ Agreement imposes transfer restrictions on the holders of our Class C Common Stock.

RISK FACTORS

The SEC requires the company to identify risks that are specific to its business and its financial condition. The company is still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-attacks and the ability to prevent those attacks). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Associated with the Cannabis Business

What is legal under state law may be illegal at the federal level, and intrastate commerce may be impossible. Legalization applies only at the state level, and the laws vary from state to state. The production and sale of cannabis, and to an unknown extent, some of the activities related to cannabis, is illegal at the federal level. Even where some activities are legal at the state level, some other activities related to cannabis may be illegal, and there may be no logic as to what is legal or illegal. Intrastate commerce is difficult and subject to huge uncertainty, if not impossible. Investors should only invest in cannabis companies if they can cope with a level of regulatory uncertainty that has never been seen before.

Cannabis is illegal under federal law, and any change in the enforcement priorities of the federal government could render our current and planned future operations unprofitable or even prohibit such operations. Moreover, criminal liability under federal law may also apply to cannabis company owners and investors. Cannabis is illegal under federal law. Although the Corporation’s cannabis-related activities are permitted by state law in the states where the Corporation engages, and intends to engage in, business, these activities remain illegal under federal law. Cannabis remains a Schedule 1 controlled substance under the federal Controlled Substances Act (“CSA”), and the penalties for violating the CSA are very serious and, depending on the quantity of cannabis involved, may include criminal penalties of up to twenty (20) years in prison and/or a fine of up to $2 million. In addition, the federal government can seize and seek the civil forfeiture of the real or personal property used to facilitate the sale of cannabis as well as the money or other proceeds received in connection with such sale.

The United States Department of Justice has not historically devoted resources to prosecuting individuals whose conduct is limited to possession of small amounts of marijuana for use on private property but relied on state and local law enforcement to address marijuana activity. In the event the Department of Justice reverses stated policy and begins strict enforcement of the CSA in states that have laws legalizing medical marijuana and recreational marijuana, there may be a direct and adverse impact to the Company, its results of operations and financial condition.

The Corporation, its directors, officers, employees and investors, as well as other participants in the cannabis industry, face the risk of prosecution. The Company is in the cannabis market and cannabis is classified federally as a Schedule I narcotic. While cannabis could be re-scheduled under the CSA, no such action has been taken as of the date of this Offering Circular. Accordingly, it is currently a felony to grow, cultivate, distribute, sell, or use cannabis under federal law. As a result, we may be deemed to be aiding and abetting illegal activities through our activities and the services that we provide. In addition, it is possible that investors of the Company could be subject to section 356 of the USA Patriot Act, which amended the Bank Secrecy Act to require broker-dealers to monitor for, and report, suspicious activity (also known as “SAR” reporting). As a result, we may be subject to actions by law enforcement authorities, which would materially and adversely affect our business.

Anti-money laundering laws and similar regulations, both federal and state, could present certain challenges to business in the cannabis industry, including mandatory background checks for our investors. The Company will be required to comply with Title III of the Uniting and Strengthening America Act of 2001 (the “USA Patriot Act”) by providing appropriate tools required to intercept and obstruct terrorism and any relevant regulations and any other applicable U.S. or other laws or regulations, including regulations promulgated by the Department of Treasury’s Office of Foreign Assets Control (“OFAC”). The Company will also be required to comply with Oklahoma laws that mandate annual background checks for investors in Oklahoma cannabis companies (OAC 310:681-1-5 and 310:681-9-2(e)(1)(B)(iv)). The Company will be required to obtain a detailed verification of the identity of each investor in the Company, the identity of any beneficial owner of any such investor, and the source of funds used to subscribe for the Class C Common Stock.

Should a prospective investor refuse to provide any information required for verification purposes, the Company may cause the redemption of the Class C Common Stock held by any such investor. The Company may request such additional information from prospective investors as is necessary in order to comply with the USA Patriot Act, United States Executive Order 13224, and other relevant U.S. or other anti-money laundering legislation and regulations, including regulations promulgated by OFAC and the State of Oklahoma.

Additionally, the Company may redeem the Class C Common Stock from an investor in accordance with our Shareholders’ Agreement for purposes of complying with Oklahoma law. For details, see “Risks Related to the Company’s Securities and this Offering – Investors in this Offering will be required to sign an agreement that requires annual background checks and contains a mandatory right entitling the Company to buy back your shares for failure to comply with Oklahoma law.”

In addition, federal money laundering laws apply to a business engaged in cannabis sales even if such sales are lawful under state law, because cannabis continues to be a Schedule I substance under federal law and such business almost certainly would qualify as a continuing criminal enterprise under federal law. The money laundering law can be used to punish persons engaged in facilitating an unlawful activity by using its proceeds, and consequences under the federal money laundering laws can include fines up to $500,000, twenty (20) years in prison, and forfeiture of the assets involved. Accordingly, although the DOJ and the Treasury Department have issued guidelines requiring vigorous monitoring of cannabis businesses and directed prosecutors and regulators to focus only on those cases where banks have failed to adhere to the guidance, the risk of federal prosecution remains.

United States border officers could deny entry into the United States to non-United States citizens who are employees of or investors in companies with cannabis operations in the United States or Canada. As cannabis remains illegal under United States federal law, non-United States citizens who are employed by or investing in legal and licensed cannabis companies could face detention, denial of entry or lifetime bans from the United States for their business associations with United States or Canadian cannabis businesses. Entry happens at the sole discretion of the United States Customs and Border Protection (the “USCBP”) officers on duty, and such officers have wide latitude to ask questions in determining the admissibility of a foreign national.

As a result, the Canadian government has started warning travelers on its website that previous use of cannabis, or any substance prohibited by United States federal laws, could mean denial of entry to the United States. In addition, business or financial involvement in the legal cannabis industry in Canada or in the United States could also be reason enough for USCBP officers to deny entry in the United States. In reaction to the then-impending legalization of cannabis in Canada, the USCBP released a statement outlining its current position with respect to enforcement of United States federal laws. The statement specified that Canada’s legalization of cannabis would not change the USCBP's enforcement of United States federal laws regarding controlled substances and, because cannabis continues to be a controlled substance under the CSA, working in or facilitating the proliferation of the cannabis industry in states in the United States or Canada where cannabis is legal may affect admissibility to the United States.

The Company may be acting “ultra vires.” This is a legal concept that means “acting beyond its powers,” i.e., doing something that the company wasn’t organized to do. It’s hardly seen any more because most companies are organized “for any lawful purpose.” The problem for cannabis companies is that their “purposes” might not be “lawful” in some jurisdictions. This means that the directors/managing members and maybe even the shareholders of the company may be held liable for the company’s acts and the acts by the company (e.g., entering into contracts) may not be binding. The potential for uncertainty, litigation and liability is immense.

The potential re-classification of cannabis in the United States could create additional regulatory burdens on our operations and negatively affect our results of operations. Rescheduling cannabis from a Schedule 1 to a Schedule 2 drug may materially alter enforcement policies across many federal agencies, primarily the Food and Drug Administration (“FDA”). The FDA is responsible for ensuring public health and safety through regulation of food, drugs, supplements, cosmetics and other similar products, pursuant to its enforcement authority set forth in the United States Federal Food Drug and Cosmetic Act (the “FDCA”). The FDA’s responsibilities include regulating the ingredients, as well as the marketing and labeling, of drugs sold in interstate commerce. Because cannabis is federally illegal to produce and sell, and because it has no federally recognized medical uses, the FDA has historically deferred enforcement related to cannabis to the Drug Enforcement Administration (“DEA”). Nevertheless, the FDA has enforced the FDCA with regard to hemp-derived products, especially cannabidiol (“CBD”), sold outside of state-regulated cannabis businesses. If cannabis were to be rescheduled to a federally controlled, yet legal, substance, the FDA would likely play a more active regulatory role. In the event that cannabis becomes subject to FDA regulation, the pharmaceutical industry may directly compete with state-regulated cannabis businesses for market share, and the pharmaceutical industry may urge the DEA, the FDA, and others to enforce the CSA and FDCA against businesses that comply with state but not federal law. The potential for multi-agency enforcement could threaten or have a materially adverse effect on existing cannabis businesses whose operations are compliant with applicable state laws, including the Corporation.

The passage of additional state legislation and/or constitutional amendments legalizing cannabis for medical and/or personal use could result in an even more competitive marketplace. In the event of the passage of additional state legislation and/or constitutional amendments legalizing cannabis for medical and/or personal use, the Company could face competitive pressures, which could adversely impact its operational and financial success. It is possible that state or local governments, as applicable, could issue additional medical and/or adult-use licenses resulting in additional suppliers of cannabis in Oklahoma or other states in which we may operate in the future. Further, notwithstanding the legal and regulated market for the growth, cultivation, distribution, and retail sale, there will likely continue to be unlicensed individuals and/or organizations involved in the sale of cannabis that choose to operate illegally and outside of the regulated operating environment.

The cannabis industry faces strong opposition from the pharmaceutical and other industries. There is a general belief that large well-funded businesses, such as those in the pharmaceutical industry, may have a strong economic opposition to the cannabis industry for competitive reasons. Medical marijuana will likely adversely impact the existing market for certain medications containing a synthetic form of a chemical found in the marijuana plant (the “marijuana pill”) sold by mainstream pharmaceutical companies. Further, the medical marijuana industry could face a material threat from the pharmaceutical industry should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products. The pharmaceutical industry is well funded with a strong and experienced lobby that may be used to stop or impede the marijuana industry’s efforts to become legalized. In that event, the Company may experience a material adverse impact on its results of operations, cash flow, and financial condition.

Existential threats from regulators, legislators and law enforcement. Cannabis companies will be political footballs. Regulatory authorities and legislative bodies will pass inconsistent and constantly changing laws and rules. At any given moment, a business model involving any part of the cannabis industry could become illegal or impossible. Even if legal, the operations of law enforcement agencies could interfere with business operations.

Cannabis companies will be treated as piggybanks, especially by taxing authorities. If not regulated out of existence, cannabis companies could also be taxed out of existence. Anybody with taxing authority (states, counties, municipalities) will want its share of the companies’ profits, which means less for investors. Internal Revenue Code 280E (“280E”) mandates that companies conducting business involving trafficking in controlled substances, which includes marijuana as Schedule 1 drug under the CSA, are prohibited from any deduction or credit for ordinary business expenses that companies in other industries may claim. As a result, our Company may pay an effectively higher tax rate depending on the size of nondeductible expenses compared to total revenue. The application of 280E to the Company’s tax treatment could have a long term and significant adverse impact on our ability to generate profits, results of operations, and financial condition.

Cannabis companies may find it more difficult to undertake ordinary business activities, such as banking, leasing space, obtaining insurance, or retaining professional advisors. Ordinary business activities operating companies in other industries take for granted, such as opening bank accounts and paying suppliers. Banks may be prohibited from dealing with cannabis companies or think they may be. Because cannabis is illegal under federal law, most banks do not accept for deposit funds from the legal cannabis industry and therefore do not do business with the entities involved in the cannabis industry. The inability of companies and individuals that may do business with us to open accounts and otherwise use the services of banks may have a material adverse effect on our business operations since these companies and individuals will be required to pay us in cash or with money orders. In 2014, the U.S. government issued rules allowing banks to legally provide financial services to state-licensed cannabis businesses, but the guidance falls short of the explicit legal authorization that banking industry officials had pushed the government to provide. To date it is not clear to what extent, if any, banks have relied on the guidance and taken on legal cannabis companies as clients. Moreover, this 2014 policy may be administration-dependent and a change in presidential administrations may cause a policy reversal and retraction of current policies, a result of which could be that legal cannabis businesses may not have access to the banking industry, which would materially adversely affect our ability to conduct our business. Additionally, providers of goods and services to our Company may either disapprove or have other concerns based on potential liability. Under the CSE, ancillary service providers could be subject to charges of aiding and abetting or conspiring to violate federal law when providing goods and services to cannabis companies and be forced to forfeit profits, real property, cash, equipment or other goods.

Similarly, leasing space and insurance can be difficult for cannabis companies because of real or perceived regulatory uncertainty. Among these concerns are (i) the cannabis company’s ability to obtain title insurance; (ii) comply with the “lawful purpose” provision in lease agreements, (iii) comply with requirements related to power, water and ventilation due growing or processing activities involving compressed gas; and (iv) security concerns related to having cannabis products on hand that have a high street value and/or large amounts of cash. There is also the risk that neighbors or other tenants may have objections to the nature of the business or its operations. Although the Company carries commercial liability insurance, any change in federal or state law could force us to relinquish our policy or result in its cancellation by our insurer.

The cost of obtaining additional licenses could be expensive, which could negatively affect your investment in the Company. Our business plan contemplates operating in other states beyond Oklahoma. Licenses may be required for the Company to operate in regulated cannabis markets in certain states. Increasingly, states and many cities and counties are imposing costly application and licensing fees. These fees may prevent the Company from being able to operate in desirable locations. In addition, the costs may have a material and negative impact our revenues and cash flows and may harm our financial condition.

Only a certain percentage of the Company may be owned by people outside of Oklahoma. Under Oklahoma law, cannabis companies must maintain 75% of ownership by Oklahoma residents. As a result, the Company may be restrained from raising as much capital as it would like by limiting how much of the Company it may offer to investors. The Company may also be limited in its securities offerings by restricting a certain percentage of ownership to residents of Oklahoma, which may also have the effect of making it difficult for the Company to be acquired.

Capital-raising activities will also be constrained. Companies need access to capital to grow. Cannabis companies may not have the same range of fundraising options or eventual exit strategies available to them. For reasons of perception, regulation or culture, banks, fundraising platforms and intermediaries may not wish to be associated with cannabis companies. The larger companies that regular operating companies look to for eventual acquisition are unlikely to buy these companies. This will affect the companies’ growth and their likely survival.

Fraudulent cannabis-related securities activity may adversely affect the ability of legitimate cannabis businesses to attract future investors. In 2014, both the SEC and Financial Industry Regulatory Authority (“FINRA”) issued alerts to investors regarding potential fraud in securities related to cannabis-related companies. Additionally, the North American Securities Administrators Association (“NASAA”) and various state securities regulators have issued similar alerts and have taken enforcement actions against issuers of fraudulent cannabis-related securities. While the Company intends to comply with all laws and regulations applicable to its operations, including its securities offering, it is possible that the Company will come under additional scrutiny by the SEC, FINRA, state securities administrators, or other regulators, due to its status as a cannabis-related business.

Cannabis companies will need to spend additional working capital on compliance matters than other types of companies. Due to the changing regulatory schemes on the state level, cannabis companies will have to spend lots of time and effort internally making sure they comply with all the rules that apply to them, or they will have to pay extra to get outside advice. Moreover, our business plan contemplates operating in several states where cannabis has been legalized, each having a different regulatory system in place. Although management anticipates that eventually cannabis will be legalized at the federal level, there is no guarantee that this will happen at all, or that any legalization will preempt all or even part of state regulation. In which case, we could still be required to maintain compliance with multiple state regulations that differ in each state.

Cannabis companies face a higher likelihood of litigation. It is likely that accidents and illness, whether or not related to cannabis, may be blamed on the cannabis industry generally or our Company specifically. Companies will be held liable if the wrong people, such as children and pets, gain access to their cannabis products. Cannabis companies will have to spend more money and effort defending themselves against lawsuits than typical operating companies would.

Compared to other states, Oklahoma has a higher amount of dosage THC Delta-9 per unit than other states. Our products contain higher amounts of THC and in some products other molecules, including synthetic molecules of Delta 8 and HHC, as well as Nano Emulsifers than is typically found in cannabis products, and we offer products that are absorbed more quickly than typical cannabis edibles. Unfavorable publicity or consumer perception of cannabis products, including its safety, could adversely affect the success of the Company and acceptance of its products. The Company will be highly dependent on consumer perception of the safety, quality and efficacy of cannabis in general. The media has published a number of articles concerning the use of cannabis and cannabis-related products by children in school without detection due to the use of candies, gummies, chocolates and drinks as delivery devices. Additionally, media reports also allege that children may be more likely to eat an entire chocolate bar, cookie, brownie or drink which would result in delivering a high dose or multiple doses of THC, Delta-8, Delta-9, or other cannabis-related molecules and result in the risk of overdose.

Oklahoma laws regulating cannabis and cannabis-related products are subject to change. If Oklahoma changes its regulations regarding permitted molecules, synthetic molecules, and the dosage amount allowed, we may need to reformulate our products or stop offering certain products altogether. If we have to change a large number or even all of our products to remain in compliance with Oklahoma law, we may have to suspend production, incur expenses related to those changes, or even change our business plan altogether. In such event, our results of operations, cash flow and financial condition would be materially and adversely impacted, and could even force us out of business.

The FDA and the CDC have issued health advisories concerning the increase in adverse events associated with Delta-8 products. On May 4, 2022, the FDA issued a consumer update regarding Delta-8 THC highlighting five risks associated with products containing it, available at https://www.fda.gov/consumers/consumer-updates/5-things-know-about-delta-8-tetrahydrocannabinol-delta-8-thc. The FDA reminded consumers that it has not evaluated or approved the use of Delta-8 THC in any context, and that the lack of regulation may mean consumers may not be aware of variable concentrations, product formulation and labeling. In particular, the FDA (and the CDC in a separate health advisory, see below) noted that Delta-8 THC is derived from hemp and usually has low enough concentration that does not cause a “high” or cause other psychoactive effects. Some cannabis companies process Delta-8 THC to increase the concentration so that it causes the “high” associated with cannabis products, but not hemp. Both regulators express concern that consumers may ingest a product labeled Delta-8 THC that has a much higher concentration of Delta-8 THC without realizing it and so experience a “high” or other impairment they did not want or plan, which could result in accidents and other adverse events. The FDA also observed that there has been increase in adverse events involving Delta-8 THC products between January 1, 2021, and February 28, 2022, including a pediatric case that was coded with a medical outcome of death. For this reason, the FDA’s update stresses that Delta-8 THC products should be kept out of reach of children and pets, especially noting that some packaging and labeling of these products may appeal to children, such as gummies, chocolates, cookies and candies. The FDA also expressed concern for the lack of regulation surrounding the processes used to create higher concentrations of Delta-8 THC, which may include household chemicals resulting in contaminants. Contaminants may also be the result of processing Delta-8 THC in unsanitary or otherwise uncontrolled environments. The CDC’s health advisory is available at https://emergency.cdc.gov/han/2021/pdf/CDC_HAN__451.pdf. In the event the Company’s products should cause or become associated with products that cause adverse events, including accidents or death, we could be subject to government investigation, litigation and potential liability, and reputational harm. Each of those potential outcomes, alone or in combination, could have a material negative impact on our business, operations, cash flow and financial condition, or even result in dissolution or liquidation of our company.

Public perception of cannabis-related products may have a negative impact on our business. Consumer perception of cannabis-related products may be significantly influenced by scientific research or findings, regulatory investigations, litigation, national media attention, and other publicity including publicity regarding the legality, safety or quality of particular ingredients or products. From time to time, there may be unfavorable publicity, scientific research or findings, litigation, regulatory proceedings and other media attention regarding our industry. There can be no assurance that future publicity, scientific research or findings, litigation, regulatory proceedings, or media attention will be favorable to the cannabis market, or consistent with earlier publicity, scientific research or findings, litigation, regulatory proceedings or media attention. Adverse publicity, scientific research or findings, litigation, regulatory proceedings or media attention, whether or not accurate, could have a material adverse effect on our business and financial condition. In addition, adverse publicity, reports or other media attention regarding the safety, quality, or efficacy of the cannabis-related products or ingredients, or associating the use of cannabis-related products or ingredients in general with illness or other adverse effects, whether or not scientifically supported or accurate, could have a material adverse effect on the company’s business and financial condition. The Company’s operations and financial condition could be impacted by both genuine and fictitious claims regarding cannabis in general.

Changing social mores and opinions on cannabis and trends may affect the success of the Company. Consumer interest in cannabis related products may be affected by many factors outside of the Company’s control, including general economic conditions, changing social mores and opinions, popular opinion toward personal use and/or medical cannabis, consumer disposable income levels, consumer confidence levels, the availability, cost and level of consumer debt and consumer behaviors towards incurring and paying debt, the costs of basic necessities, and the effects of weather or natural disasters. Any decline in discretionary spending by consumers could negatively affect the cannabis industry operations and financial results. The Company’s success will depend upon its ability to anticipate and respond in a timely manner to changing trends, customer demands and demographics.

In addition, consumer acceptance of regulated cannabis products may vary significantly over time, and any stigma associated with cannabis use may increase or decrease. Because the Company’s operations will be dependent upon continued market acceptance by consumers, any negative trends will adversely affect the Company’s operations and financial results. The Company’s failure to anticipate, identify or react appropriately to changes in customer tastes, preferences, shopping and spending patterns and other lifestyle decisions could have a material adverse effect on holdings’ financial condition and results of operations. Because the Company’s business will be dependent upon continued market acceptance by consumers, any negative trends will adversely affect operations and our financial condition. Such conditions could have a material impact on the investment returns of the Company.

The operations of cannabis-based businesses may be affected by weather and other agricultural factors. Cannabis crops and facilities may be susceptible to severe storms, including thunderstorms, tornadoes, extended periods of rain, ice storms and heavy snow. Inclement weather conditions as well as severe storms in the region could damage crops, facilities, suppliers or could have a significant impact on consumer behavior. Such businesses could also be impacted by regional occurrences such as energy shortages or increases in energy prices, fires or other natural disasters. To the extent broad environmental factors, triggered by climate change or otherwise, lead to localized physical effects, the Company’s performance could be adversely impacted.

Risks Associated with the Company

We are an early stage company and have not yet generated profits. The Company, which was originally formed as a limited liability company in Oklahoma on November 19, 2018, has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. The Company has incurred a net loss and has had limited revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares in the foreseeable future.

Our audit report contains an emphasis of matter concerning our business operations in the medical cannabis industry. Our audit report contains an emphasis of matter statement regarding the risks involved in operating in the cannabis industry, including risks associated with the illegality of cannabis and its processing, sales and distribution under federal law. Please carefully read the risks described above in “Risk Factors – Risks Associated with the Cannabis Business.”

We have an amount of debt that may be considered significant for a company of our size, and we may incur additional debt in the future, which may materially and adversely affect our business, financial position, results of operations and cash flows. Our current strategic initiatives require substantial capital. We may seek to raise any necessary additional funds through equity or debt financings or other sources that may be dilutive to existing stockholders. We cannot assure you that we will be able to obtain additional funds on commercially reasonable terms, if at all. As of June 30, 2022, we had approximately $7,499,019 of total outstanding indebtedness. Our debt level could limit our ability to obtain additional financing and could have other important negative consequences, including:

•	make it more difficult for us to satisfy our obligations to the holders of our outstanding debt, resulting in possible defaults on and accelerations of such indebtedness;

•

require us to dedicate a substantial portion of our cash flows from operations to make payments on our debt, which would reduce the availability of our cash flows from operations to fund working capital, capital expenditures or other general corporate purposes;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations;

•	limit our ability to refinance our existing indebtedness or borrow additional funds in the future;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete;

•	place us at a possible competitive disadvantage relative to less leveraged competitors and competitors that have better access to capital resources; and

•	limit our ability to react to competitive pressures or make it difficult for us to carry our capital spending that is necessary or important to our growth strategy.

Additionally, as described above in “Risks Associated with the Cannabis Business,” we may face additional constraints when seeking loans or raising funds through securities offerings. Any of the foregoing impacts of our substantial indebtedness could have a material adverse effect on our business, financial condition and results of operations. Additionally, if we are unable to secure financing on commercially reasonable terms, if at all, our business, financial position, results of operations and cash flows may be materially and adversely affected.

We may not be able to generate sufficient cash to service all of our debt or refinance our obligations and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful. Our ability to make scheduled payments on our indebtedness or to refinance our obligations under our debt agreements, will depend on our financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business risk factors we face as described in this section, many of which may be beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures or planned growth objectives, seek to obtain additional equity capital or restructure our indebtedness. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet scheduled debt service obligations. In addition, the constraints placed on banks, financial institutions and investors, as well as a recent worldwide economic slowdown, makes it more difficult for us to refinance our indebtedness on favorable terms, or at all. In the absence of such operating results and resources, we may be required to dispose of material assets to meet our debt service obligations. We may not be able to consummate those sales, or, if we do, we will not control the timing of the sales or whether the proceeds that we realize will be adequate to meet debt service obligations when due. See also “Risk Factors – Risks Associated with the Cannabis Business.”

Our auditor found a material weakness in our internal controls over financial reporting related to revenue recognition. We are not subject to various SEC reporting and other regulatory requirements, including Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting. Nevertheless, effective internal controls over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Our auditors found several audit adjustments that needed to be made due to the recognition of sales prior to fulfilling the performance obligations of shipment of product. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations under Regulation A. In addition, any subsequent testing by our independent auditor when required, may reveal additional deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on our ability to raise capital.

Our future success depends on our key executive officers and our ability to attract, retain, and motivate qualified personnel. Our future success largely depends upon the continued services of our Chief Executive Officer, Co-Founder and Director Matt Mastrangelo, our Co-Founder, Chief Operations Officer and Director Ryan Bishop, and our Co-Founder, Chief Financial Officer and Director Peter Bishop. If one or more of our executive officers becomes unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Moreover, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our stock.

We rely on third parties to provide services essential to the success of our business, some of which are related parties. We rely on third parties to provide a variety of essential business functions for us, including farming, packaging, delivery and retail space. It is possible that some of these third parties will fail to perform their services or will perform them in an unacceptable manner, which could in turn cause us reputational harm. It is possible that we will experience delays, defects, errors, or other problems with their work that will materially impact our operations and we may have little or no recourse to recover damages for these losses. A disruption in these key or other suppliers' operations could materially and adversely affect our business. As a result, your investment could be adversely impacted by our reliance on third parties and their performance.

The Company’s sales are concentrated in two customers. During 2021, the Company’s total sales to two major customers accounted for approximately 46% of net sales, and approximately 38% of total accounts receivable. In 2020, total sales to a major customer were approximately 23% of net sales, and approximately 90% of total accounts receivable.

The Company is involved in litigation that may result in material losses. Management is aware of four current lawsuits. We reasonably estimate the potential liability for the Company to be between $200,000 to $275,000 with respect to one of the lawsuits and the Company believes there may be potential liability in another lawsuit, which the Company cannot currently estimate the potential liability. The Company is also involved in two other pending lawsuits involving its manufacturing process. The manufacturing process at issue is a new technology and therefore lacks historical data regarding average yields, which makes it difficult to assess values and any potential liability. Further, the volatility of cannabis pricing adds to the uncertainty related to the price of the commodity at issue in these lawsuits. Management believes these two claims are without merit and anticipates succeeding in defending the Company from liability. In the event management’s assumptions are incorrect, the Company may be subject to liability that could potentially have a material negative impact on its financial condition. See “Management’s Discussion and Analysis – Liquidity and Capital Resources.”

Some of our cash assets are subject to a first security interest held by one of our lenders. We have a factoring line of credit with CBR Funding LLC (“CBR”) that gives CBR a first priority perfected security interest in the Company’s collateral, which includes the Company’s accounts receivable, cash and cash equivalents, any instruments (promissory notes, chattel paper, etc.) and related documents or agreements and intangibles. As a result, CBR would be paid first to the extent the Company has any amounts owed to CFR in connection with the line of credit. Consequently, the amounts that Class C Common Stockholders may receive in the event of our liquidation, dissolution or winding up may be reduced or potentially may be nothing after we pay our obligations having senior priority.

The Company does not have any intellectual property. We have a number of private labels under which we sell our wholesale products. We are also working on developing new molecules that improve absorption of the active ingredients in our products, including Delta-8 and HHC. The Company has not patented these molecules or sought trademarks for our brands. If a competitor or other company develops the same or a similar molecule or brand, we would not be able to challenge their use. In that event, we may have to develop new molecules and create new brands which would slow production of products and the development of our business. If we face these type of delays, or are unable to develop new molecules and brands, our results of operations and financial condition may be harmed. Further, other companies holding patents and trademarks for molecules and brands that are similar to ours may allege patent or trademark infringement against us. Defending intellectual property cases can be expensive and time consuming, and management may decide in such cases to abandon the use of those molecules and brands, which would also result in similar delays in the Company’s business development or, if we cannot replace them, have a material adverse impact on our financial condition.

The Company has experienced supply chain constraints, including labor shortages and increased costs of components and shipping as a result of the ongoing impact from the COVID-19 pandemic and other macroeconomic factors. The Company has experienced supply chain constraints and delays as a result of several factors, including but not limited to U.S. workforce participation issues, unanticipated price change issues due to supply shortages and inflation, which has also impacted salaries and wages for employees. These constraints may continue to affect our ability to produce, market and sell our existing products. In additional, we have experienced increased costs of components and distribution, including expenses related to shipping both the supply of flower to us, and the shipment of our products to retailers, using trucks and related cost of fuel. Further, current or future governmental policies may increase the risk of inflation, which could further increase the costs of raw materials, components, and salaries and wages for our business. If costs of goods continue to increase, our suppliers may seek price increases from us. If we are unable to mitigate the impact of supple chain constraints and inflationary pressure through price increases or other measures, our results of operations and financial condition could be negatively impacted. Even if we are able to raise the prices of our products, consumers might react negatively to such price increases, which could have a material adverse effect on, among other things, our brand, reputation, sales to our retailers, and our retailers’ ability to sell our products to their customers. If our competitors substantially lower their prices, we may lose customers and mark down prices. Our profitability may be impacted by lower prices, which may negatively impact gross margins. Even though we are working to alleviate supply chain constraints through various measures, we are unable to predict the impact of these constraints on the timing of revenue and operating costs of our business in the near future. Raw material supply shortages, supply chain constraints, increased shipping costs, labors shortages and related increased labor costs have impacted and could continue to negatively impact our ability to meet increased demand, which in turn could impact our net sales, revenues and market share. The increased cost of components and freight as well as ongoing delays in receiving raw materials and components for production are likely to have an impact on sales and profitability throughout 2022 as well as 2023.

Risks Related to the Company’s Securities and this Offering

Voting control is in the hands of our executive officers and directors. Voting control is concentrated in the hands of the Company’s executive officers and directors because they are the only holders of the Company’s Class A Preferred Stock, which is entitled to four (4) votes per share. Our Class C Common Stock does not have any voting rights except as required under Oklahoma law, and our Class B Preferred Stock is entitled to one vote per share, but no shares are outstanding at this time. Subject to any fiduciary duties owed to owners or investors under Oklahoma law, our executive officers and directors will be able to exercise significant influence on matters requiring owner approval, including the election of directors, approval of significant Company transactions, and will have unfettered control over the Company’s management and policies. You may have interests and views that are different from our management. For example, management may support proposals and actions with which you may disagree with. Our executive officers and directors, two of which are siblings, could use their voting influence to maintain the Company’s existing management, delay or prevent changes in control of the Company, or support or reject other management and board proposals that are subject to owner approval. For details, please see “Executive Officers and Directors” and “Securities Being Offered.”

We are offering Bonus Shares, which is effectively a discount on our stock price, to some investors in this Offering. Certain investors in this Offering are entitled to receive additional shares of Class C Common Stock (effectively a discount) based on the amount invested. The number of Bonus Shares will be determined by the amount of money they invest in this Offering and will effectively act as a discount to the price at which the Company is offering its stock. For example, an investor who invests $5,000 in this Offering is eligible for 5% Bonus Shares. Accordingly, that investor would receive 7,500 shares of the Company’s Class C Common Stock plus an additional 375 Bonus Shares, effectively purchasing 7,875 shares of Class C Common Stock for the same price paid for 7,500 shares of Common Stock. For more details, including all of the Bonus Shares being offered, see “Plan of Distribution.” Consequently, the value of shares of investors who pay the full price or are entitled to a smaller amount of Bonus Shares in this Offering will be immediately diluted by investments made by investors entitled to the discount, who will pay less for their stake in the Company.

Investors in this Offering will be required to sign an agreement that requires annual background checks and contains a mandatory right entitling the Company to buy back your shares for failure to comply with Oklahoma law. In order to participate in this Offering, investors will be required to sign a Shareholders’ Agreement that requires each investor to remain eligible to hold a medical marijuana business license under the Oklahoma Medical Marijuana Authority (“OMMA”) on an ongoing basis. As part of that requirement, investors will be required to have a background check each year, which will include submitting certain documentation each year to the Company and paying the required $19 fee. Fees may be changed by the state of Oklahoma from time to time. In the event an investor becomes ineligible to hold a marijuana license under OMMA, the Company has the right to repurchase the investors’ stock within thirty days. The Company will repurchase the shares at the purchase price by paying the investor 20% at the time of the initial transfer of shares back to the Company. The remaining 80% of the purchase price will be evidenced by a promissory note from the Company to the investor to be paid in two installments made six months and twelve months from the date of closing. In order for the Company to remain in compliance with OMMA, the shareholders’ agreement also has mandatory notice from the investor to the Company in the event of ineligibility.

We expect to raise additional capital through equity offerings, and may offer equity at a discount to the price offered in this Offering, which may dilute your ownership interest in the Company.

The Company may offer equity to investors in private placements, to the extent securities are sold in those offerings at a discount, it will dilute your ownership in the Company. Further, the Company might not sell enough securities in this Offering to meet its operating needs and fulfill its plans, in which case it will either underperform or cease operating and you will get nothing. Even if we sell all the shares of Class C Common Stock we are offering now, the Company will possibly need to raise more funds in the future, and if it can't get them, we may fail. The Company may offer additional shares of its Class C Common Stock and/or other classes of equity or debt that convert into shares of Class C Common Stock, any of which offerings would dilute the ownership percentage of investors in this offering. See “Dilution.”

We may not be able to pay dividends on our Class C Common Stock for the foreseeable future, if ever. We do not anticipate paying dividends on our Class C Common Stock for the foreseeable future. We will only be able to pay dividends once our directors determine that we are financially able to do so. As of the date of this Offering Circular, the board of directors has not declared any dividends payable on any class of securities, and there is no assurance that we will be able to generate sufficient revenues to pay dividends on any class of securities.

The Company's management has broad discretion in how the Company uses the net proceeds of the Offering. Unless the Company has agreed to a specific use of the proceeds from the Offering, the Company’s management will have considerable discretion over the use of proceeds from the Offering. You may not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

The proceeds from this Offering will first be used to pay the Company’s debt. The Company must raise net proceeds of $7,499,019 to pay off debt, including a promissory note that contains a profit provision entitling the holder of that note up to $1,000,000 on top of the amount owed. After that amount has been raised, the Company will use the proceeds from this Offering to develop their R&D plans, including acquiring equipment and related expenses. Up to 30% of the net proceeds raised after the payment of debt, may be used by the Company to repurchase its Class A Preferred Stock from its executive officers and directors. For details see “Use of Proceeds.”

The subscription agreement has a forum selection provision that requires disputes be resolved in state or federal courts in the State of Oklahoma, regardless of convenience or cost to you, the investor. In order to invest in this offering, investors agree to resolve disputes arising under the subscription agreement in state or federal courts located in the State of Oklahoma, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. You will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. This forum selection provision may limit your ability to obtain a favorable judicial forum for disputes with us. Although we believe the provision benefits us by providing increased consistency in the application of Oklahoma law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes, may increase investors’ costs of bringing suit and may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the provision inapplicable to, or unenforceable in an action, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition or results of operations.

Investors should expect to hold their shares of Class C Common Stock indefinitely because there is no current market for our Class C Common Stock. There is no formal marketplace for the resale of the Company’s Class C Common Stock and the Company currently has no plans to list any of its shares on any over-the-counter (OTC), or similar, exchange. These securities are illiquid and there will not be an official current price for them, as there would be if the Company were a publicly-traded company with a listing on a stock exchange. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. Since the Company has not established a trading forum for our Class C Common Stock, there will be no easy way to know what the Class C Common Stock is “worth” at any time. Moreover, the Company may never undergo а liquidity event such as а sale of the Company or an IPO. If such a liquidity event does not occur, investors could be left holding their Class C Common Stock until the Company runs out of capital and liquidates.

Our Shareholders’ Agreement imposes transfer restrictions on the holders of our Class C Common Stock. In order to purchase stock in this Offering, investors must sign the Company’s Shareholders’ Agreement which contains transfer restrictions. Investors who want to sell their Class C Common Stock are permitted to sell their shares to another current stockholder. If the investor wants to sell its stock to any person who is not a current stockholder, they must first provide notice to the Company’s holders of Class A Preferred Stock, which currently is the CEO and COO. If the transfer is permitted by the Company, the potential purchaser must also sign the Shareholders’ Agreement and be eligible to hold a marijuana business license under OMMA, including the required background check. Transfer to anyone who does not meet the eligibility requirements under OMMA will be deemed void. This transfer restriction may have the effect of making it more difficult for investors to sell their shares. Investors in this Offering should expect to hold their Class C Common Stock indefinitely.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

The following table compares the price that new investors are paying for their shares with the effective cash price paid within the last year, or to be paid, by existing shareholders and option-holders.

Class of Security	Date Issued	Number of Shares Issued	Potenial Shares (# of shares upon conversion or exercise)	Total Issued and Potential Shares	Effective Cash Price per Share at Issuance or Potential Conversion	Dollars ($)
Class A Preferred Stock	2022	133,333,332		133,333,332	$0.0001	$13,333.33
Class C Common Stock
Total Class C Common Stock Equivalents	2022	133,333,332
Investors in this Offering, assuming $50,000,000 raised		36,666,666		36,666,666	$1.36	$49,999,999
Total after inclusion of this Offering		169,999,998		169,999,998	$0.29	$50,013,332

Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2021 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.

●	In June 2022 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that the company has issued (and may issue in the future, and the terms of those notes.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

We are offering a maximum of 36,666,666 shares of Class C Common Stock to the public on a “best efforts” basis as described in this Offering Circular. The 36,666,666 shares comprises 33,333,333 shares offered to investors for cash at a per share price of $1.50, plus 3,333,333 Bonus Shares for which the Company will receive no additional consideration.

The minimum investment in this Offering is $750. Each investor will be required to make investments in increments of 500 shares of Class C Common Stock or $750.

The Company intends to market its Common Stock in this Offering both through online and offline means. Online marketing may take the form of soliciting potential investors through various channels of online and electronic media whereby the Offering Circular may be delivered contemporaneously and posting “testing the waters” materials or the Offering Circular on an online investment platform.

This Offering will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the company at its sole discretion.

The Company may undertake one or more closings on an ongoing basis. After each closing, funds tendered by investors for shares being sold by the Company will be available to the Company. After the initial closing of this offering, the Company expects to hold closings on at least a monthly basis.

Up to 30% of the proceeds of this Offering may be used by the Company to repurchase its Class A Preferred Stock from its executive officers and directors. For details, see “Use of Proceeds.”

The Company has engaged Dalmore Group, LLC (“Dalmore”) a broker-dealer registered with the Commission and a member of FINRA, to perform the following broker-dealer, administrative and technology related functions in connection with this offering, and as broker-dealer of record, but not for underwriting or placement agent services:

•	Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the company whether or not to accept investor as a customer.

•	Review each investor’s subscription agreement to confirm such investor’s participation in the offering, and provide a determination to the company whether or not to accept the use of the subscription agreement for the investor’s participation.

•	Contact and/or notify the company, if needed, to gather additional information or clarification on an investor.

•	Not provide any investment advice nor any investment recommendations to any investor.

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

•	Responsibility for all FINRA 5110 filings and updates.

•	Review of written communications for compliance with applicable rules. Coordinate with third party providers to ensure adequate review and compliance. It is ultimately the responsibility of the Company as to whether to accept the recommendations of Dalmore with respect to compliance with written communications.

•	Provide, or coordinate the provision by a third party, of an “invest now” payment processing mechanism, including connection to a qualified escrow agent.

As compensation for the services listed above, the company has agreed to pay Dalmore fees consisting of the following:

●	$5,000 advance payment for out of pocket expenses.

●	$20,000 consulting fee due and payable immediately after FINRA issues a no objection letter.

In addition, the Company will pay Dalmore a commission equal to 1% of the amount raised in the offering to support the offering once the Commission has qualified the Offering Statement and the offering commences. Assuming that the Offering raises the maximum amount, the Company estimates that fees due to Dalmore pursuant to the 1% commission would be $500,000 for a fully-subscribed offering. Finally, the total fees that the Company estimates that it will pay Dalmore, pursuant to a fully-subscribed offering would be $525,000. These assumptions were used in estimating the fees due in the “Use of Proceeds to Issuer.”

Bonus Shares; Discounted Price for Certain Investors

Certain investors in this Offering are eligible to receive additional shares of Common Stock (effectively a discount) for their shares purchased (“Bonus Shares”). Investors are eligible to receive Bonus Shares based on the amount of their investment:

•	Invest between $1,500 -- $5,000 and receive 5% Bonus Shares

•	Invest between $5,001 -- $20,000 and receive 7.5% Bonus Shares

•	Invest $20,001 or more and receive 10% Bonus Shares

Fractional shares will not be distributed and Bonus Shares will be determined by rounding down to the nearest whole share. For example, an investor who invests $5,000 in this Offering is eligible for 5% Bonus Shares. Accordingly, that investor would receive 7,500 shares of the Company’s Class C Common Stock plus an additional 375 Bonus Shares, effectively purchasing 7,875 shares of Class C Common Stock for the same price paid for 7,500 shares of Common Stock or effectively paying a per share price of $1.425. The Company will absorb the cost of the issuance of the Bonus Shares; to the extent any are issued, it will reduce the proceeds that the Company receives. The Company has made 3,333,333 Bonus Shares available in this Offering.

The Company reserves the right to discontinue offering Bonus Shares if required for business or regulatory purposes.

TAX CONSEQUENCES FOR RECIPIENT (INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES) WITH RESPECT TO THE INVESTMENT BENEFIT PACKAGES ARE THE SOLE RESPONSIBILITY OF THE INVESTOR. INVESTORS MUST CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND/OR TAX ADVISOR(S) REGARDING THESE MATTERS.

Process of Subscribing

Investors will be required to complete a subscription agreement and a Shareholders’ Agreement in order to invest. In order to invest each investor will be charged a per transaction processing fee of $30 (the “Processing Fee”). The Processing Fee will be held in the segregated operating account and only released to the Company when the subscription agreement has been cleared and countersigned by the Company. The subscription agreement includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount (including the Processing Fee) that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement and Shareholders’ Agreement, along with their counsel, prior to making any final investment decision. Dalmore will review all subscription agreements completed by the investor. After Dalmore has completed its review of a subscription agreement for an investment in the Company, the funds may be released to the Company. For details about the Shareholders’ Agreement, see “Securities Being Offered – Class C Common Stock – Shareholders’ Agreement.”

If the subscription agreement and Shareholders’ Agreement are not complete, or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a payment, provided the payment is approved, Dalmore will have up to three days to ensure all the documentation is complete. Dalmore will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the Company has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card or check will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Company will send a confirmation of such acceptance to the subscriber.

Dalmore has not investigated the desirability or advisability of investment in the Class C Common Stock, nor approved, endorsed or passed upon the merits of purchasing the Class C Common Stock. Dalmore is not participating as an underwriter and under no circumstance will it recommend the Company’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Dalmore is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Dalmore’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Dalmore in this offering as any basis for a belief that it has done extensive due diligence. Dalmore does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Company. All inquiries regarding this Offering should be made directly to the Company.

Upon confirmation that an investor’s funds have cleared, the Company will instruct the Transfer Agent to issue shares to the investor. The Transfer Agent will notify an investor when shares are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Agent

The Escrow Agent has not investigated the desirability or advisability of investment in the Class C Common Stock nor approved, endorsed or passed upon the merits of purchasing the securities. Money in escrow does

Transfer Agent

The Company has also engaged Equiniti Trust Company (the “Transfer Agent”), a registered transfer agent with the Commission, who will serve as transfer agent to maintain shareholder information on a book-entry basis. The Transfer Agent will charge the Company $10,000 to establish an account and then $0.84 per account if the Company has more than 250 stockholders. They also charge a $500 annual administrative fee and $100 monthly maintenance fee.

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the company based on the subscription agreement to be brought in a state or federal court of competent jurisdiction in the State of Oklahoma, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. Although we believe the provision benefits us by providing increased consistency in the application of Oklahoma law in the types of lawsuits to which it applies and in limiting our litigation costs, to the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS TO ISSUER

The Company estimates that if it sells the maximum amount of $50,000,000 from the sale of Class C Common Stock, the net proceeds to the issuer in this Offering will be approximately $38,887,361 after deducting the estimated offering expenses of approximately $11,112,639, including payments to marketing, legal and accounting professional fees and other expenses.

Amount Raised	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering expenses(1)	$3,070,639	$5,751,320	$8,432,000	$11,112,639
Total Offering Proceeds Available for Use (Estimated Expenditures)	$9,429,361	$19,248,680	$29,068,000	$38,887,361
Debt payments (2)(3)	$7,499,019	$7,499,019	$7,499,019	$7,499,019
Working Capital (4)	$1,351,240	$8,224,763	$15,098,287	$21,971,839
Share Buy Back (5)	$579,102	$3,661,698	$6,470,694	$9,416,503

(1) Includes commission payable to Dalmore based on amount raised plus legal and accounting fees, professional fees, and marketing expenses associated with the Offering.

(2) The debt payments will be approximately as follows: Promissory Note (Consolidated Debt and Regulation A+ expenses) - $3,000,000; Factoring Loan - $526,041; Founders’ Promissory Notes - $621,887; Construction Loans $811,100; Bluebird Loan - $2,023,443; Taxes - $456,000; Vehicle Loan $60,548. For details see “Management’s Discussion and Analysis – Material Obligations and Commitments.”

(3) Upon each closing during this Offering, the holder of this Promissory Note, Charles Palmer, will receive 20% of net proceeds until this Promissory Note has been paid in full. The balance of the principal and accrued interest on this note was $2,000,000 as of July 12, 2022. Mr. Palmer is also entitled to receive up to 10% of the funds raised in this Offering up to a maximum of $1,000,000 pursuant to the terms of the note. If less than $10,000,000 is raised, then Mr. Palmer will receive 10% of the amount raised.

(4) Working Capital may be used to grow our Company including (i) organically through research and development (including purchasing equipment) and marketing as well as (ii) through the opportunistic acquisitions of brands and licenses and the integration these cannabis related brands and licenses into our business.

(5) Once the Company raises the funds needed to pay debt, the Company intends to use up to 30% of the remaining proceeds raised to buy back the Company’s Class A Preferred Stock from its executive officers at a price of $1.50 per share on a pro rata basis. Assuming a fully subscribed offering, the Company will purchase a total of 6,277,668 shares of Class A Preferred Stock from Matt Mastrangelo and Ryan Bishop. For details see the Buy Back table below.

Share Buy Back

Once the Company raises the funds needed to pay debt, the Company intends to use up to 30% of the remaining proceeds raised to buy back the Company’s Class A Preferred Stock from its executive officers at a price of $1.50 per share on a pro rata basis. Assuming a fully subscribed Offering, the Company will purchase a total of 6,277,668 shares of Class A Preferred Stock from Matt Mastrangelo and Ryan Bishop for a total of $9,416,502.

	Current Holdings	Available for Repurchase	Value (based on $1.50 per share repurchase price)
Matt Mastrangelo	43,333,333	2,040,242	$3,060,363
Ryan Bishop	89,999,999	4,237,426	$6,356,139

For details regarding ownership of the Company’s Class A Preferred Stock, see “Security Ownership of Management and Certain Securityholders,” below.

The Company reserves the right to change the use of proceeds at management’s discretion.

THE COMPANY’S BUSINESS

Overview

We founded the Company on November 19, 2018, as Puraverde LLC (the “Predecessor”), an Oklahoma limited liability company. In January 2019, we commenced operations in Oklahoma as a medical marijuana THC and CBD processor and grower. We believe that Puraverde is a leading innovator in Oklahoma’s medical cannabis market. We have a vertically integrated business, and aim to use the latest available technology and analysis of production-efficiencies to formulate, test and package our medical cannabis products. Our processing facility meets both local and state regulatory compliance standards. Puraverde’s existing product line is sold and distributed to medical dispensaries throughout the state. Currently, the Company intends to expand its business to other states as well depending upon our ability to obtain licensing agreements. As we expand, we plan to opportunistically acquire the assets (brands and licenses) of cannabis companies and integrate them into our business and marketing strategy.

On March 7, 2022, we converted the Predecessor into an Oklahoma corporation and changed our name to Puraverde, Inc., which is now our operating company. As a result, the Predecessor’s financial statements for the fiscal years ended December 31, 2021 and 2020, have been included in this Offering Circular, and the discussions regarding the Company’s business and financial condition are based on the Predecessor’s operations and financial statements.

Principal Products and Services

We create and distribute our own line of flower, pre-rolls, cartridges, concentrates, gummies, bath and body, cookies, brownies, drinks, chocolates, cannabis dip, candies and bulk cannabis oils. We handle all aspects of production, including formulation, lab testing, packaging, design, sourcing, and quality control, including the creation of manufacturing standard operating procedures.

We aim to handle all aspects from the sourcing of the flower to the production, marketing and then distribution of the consumer products. In additions, to having our own consumer products we offer services were we handle various aspects of this production chain.

Consumer Products

The Company has multiple brands that it markets and sells including:

•	Buffalo Roze chocolate truffles, chocolate bars, distilled high potency oil cartridges, THC dips, pre-rolls, and gummies;

•	Verde Pür – distillate oils, drinks and concentrates;

•	White Tail Extracts;

•	Zino Extracts;

•	PürShot cannabis drinks; and

•	Buffalo Roze Bud Bar

We also have private label brands, including:

•	Mr. Mack’s

•	PotPops

•	Boss Lady: Big Papa’s Original

•	Aviator

•	Ganja Goat

•	Barz

•	Amplified Cannabis

•	Hydrobloom Extracts

We also offer white label services for our clients, including packing and design services through our relationship with PackPro LLC (“PackPro”), which is owned by two of our executive officers. See “Interest of Management and Others in Certain Transactions.” We conduct our business with PackPro on a purchase order basis such that 70% of the amount of purchased packaging is due upon order placement, and the remaining 30% becomes due upon deliver.

Once we select vendors from Stronghold Protection Group, we intend to market to Stronghold Protection Group’s client list and then expand to new stores.

Market

Currently we are operating in Oklahoma, which allows medical cannabis to be sold and distributed without any numerical cap on business licenses. In 2018 alone, the Oklahoma Medical Marijuana Authority (“OMMA”) had approved approximately 129,085 or 91% of patient applications for medical marijuana, and there were 368,330 medical marijuana patients in Oklahoma as of Q1 2021. As of December 31, 2021, we had two major customers who accounted for approximately 46% of our sales during 2021. These accounts buy substantial bulk wholesale products.

Our marketing efforts involve gift bag promotions, direct face to face sales visits, and brand promotion through industry events. We also have an online marketing strategy using our website, social media and geofenced targeted population marketing. Links and direct advertising opportunities on websites such as Leaflink and Weedmaps will be used for outreach to potential dispensaries, distributors and other cannabis businesses.

We have a consulting agreement with a cannabis company located in Missouri, which is relatively new to the cannabis marketplace. We plan to expand into Arizona, Ohio, Michigan, and Nevada pending licensing agreements with processors in those states. We anticipate these processors will manufacture Puraverde’s cannabis cartridges, concentrates, gummies, cookies, brownies, candies and solvents.

We anticipate moving into more states as soon as they decriminalize the sale and use of marijuana.

Competition

In Oklahoma, our competitors are processors who have already established brands and a chain of distribution. In particular, the largest cannabis wholesaler in Oklahoma distributes more than 1,000 SKUs online and instore, but does not provide delivery services, which is how we aim to expand our business. Multi-state competitors have limited brands and products, such as only selling gummies. We believe our market strategy of filling in the gaps on inventory through the Bud Bar Program, and packaging, security and delivery through our relationships with Pack Pro and DispoNation, will give us a competitive edge and allow us to expand our products offerings in Oklahoma. We also expect to expand operations in other states through licensing deals with processors located in those states.

Raw Materials/Suppliers

The Company works with a number of suppliers of flower on a split contract basis. Under this arrangement, the farmer transfers the flower to the Company for processing. Upon completion, the farmer receives 50% of the product (oil) and we keep the remaining 50%, which we use to make our other products or provide to distributors for sale. To date, we have not had any supply chain issues or shortages related to our supply of flower.

PackPro provides the Company’s packaging through its operations in China. To date, the Company has not had supply chain delays or shortages impact its ability to obtain packaging as needed.

Research and Development

Most of our research and development since inception has been in bulk oils and semi-synthetic conversion oils. These oils constitute a key component of our products. We have invested in a large-scale oil extractor and an R&D lab to explore how best to create better base oils with higher purity, and to formulate new end-user products. We have a Nano Emulsion technology that allows THC molecules to be immediately absorbed through the red blood cell membrane boosting absorption rate. We can also alter chromosomes in CBD and transform it into THC. We have also been able to use gases to produce molecules HHC and THCO molecules that are 10x and 100x more potent.

Employees

During COVID the Company found it challenging to on board employees, but we maintain a team of 26 full-time and 4 part-time employees. We anticipate acquiring more employees as we expand and acquire other businesses in the medical marijuana industry.

Regulation

Oklahoma Regulation of Medical Marijuana

Obtaining a Medical Marijuana Card

Oklahoma’s approach to regulating medical marijuana is unique in that it has not placed any numerical caps on business licenses. In order to be able to purchase medical marijuana in Oklahoma, a person must obtain a medical marijuana card from the state, which involves paying a fee. To be eligible, a person must be a resident of Oklahoma and either a patient over the age of 18 or a registered caregiver who can prove their Oklahoma residency and provide a recommendation from a licensed physician. Doctors may recommend cannabis for any condition they deem appropriate.

Licensing of Medical Marijuana Businesses

Oklahoma’s approach to regulating medical marijuana is unique in that it has not placed any numerical caps on business licenses. We have one license related to the processing of marijuana products:

•	Oklahoma Medical Marijuana Authority (“OMMA”) cannabis license

o	The State of Oklahoma issues this license to permit operating a marijuana business. We have had this license since 2018, and we renew it annually. Our current license, which expired May 11, 2022, is current in the renewal process.

o	To maintain this license we need to pay an annual fee and provide updated information regarding narcotics in our possession through a national software program. We also need to remain in compliance with all applicable Oklahoma laws.

o	We do not anticipate any issues in connection with our renewal. Please see “Risk Factors – Investors in this offering will be required to sign an agreement that requires annual background checks and contains a mandatory right entitling the Company to buy back your shares for failure to comply with Oklahoma law.”

•	Oklahoma Bureau of Narcotics and Dangerous Drugs (“OBNDD”) license

o	The State of Oklahoma issues this license to permit operating a marijuana business. We have had this license since 2018, and we renew it annually. Our next renewal will be in October 2022.

o	In addition to an annual fee, we need to remain compliant with Oklahoma law in order to maintain this license.

o	We do not anticipate any issues in connection with our renewal. Please see “Risk Factors – Investors in this offering will be required to sign an agreement that requires annual background checks and contains a mandatory right entitling the Company to buy back your shares for failure to comply with Oklahoma law.”

•	State and local Health Department licenses

o	The State of Oklahoma and the city of Broken Arrow issue food licenses to businesses involving the production of food products, which includes certain of our edible cannabis products. We have had our Oklahoma license since 2019, and it expires on July 9, 2022. We have had our Broken Arrow license since December 3, 2018, and it expires on June 30, 2022.

o	To maintain this license we need to pay an annual fee and remain in compliance with the laws of Oklahoma and Broken Arrow, which includes passing inspection when selected.

o	We do not anticipate any difficulties in renewing these licenses.

Federal Regulation and Enforcement of Cannabis Laws

The Supreme Court has ruled that the federal government’s right to regulate and criminalize cannabis, even for medicinal and private use, pre-empts state laws legalizing its use. See Gonzales v. Raich, 545 U.S. 1 (2005). Although cannabis remains illegal under federal law, it currently is not an enforcement priority for the federal government so long as companies operate within a state run program. In this regard, the Company is dependent on state laws and regulations pertaining to the cannabis industry, particularly the laws of the state of Oklahoma. If we expand to other states, we will also become dependent on the laws and regulations regarding cannabis in those jurisdictions. In the event the federal government should change its enforcement priorities regarding cannabis, the Company’s current and planned future operations may become prohibited. Other changes in regulation that limit the Company’s operations or impinge upon its business plans may render the Company unprofitable.

The United States federal government regulates drugs through the Controlled Substances Act (“CSA”), which places controlled substances, including marijuana, on one of five schedules. Marijuana is currently classified as a Schedule I controlled substance, which is viewed as having a high potential for abuse and having no currently accepted medical use in treatment in the United States. No prescriptions may be written for Schedule I substances, and such substances are subject to production quotas imposed by the United States Drug Enforcement Administration (the “DEA”). Because of this, doctors may not prescribe marijuana for medical use under federal law, although they can recommend its use under the First Amendment.

According to the National Conference of State Legislators, currently, recreational marijuana has been legalized in approximately 19 states, two territories, and the District of Columbia. There are approximately 37 states, three territories and the and the District of Columbia where some form of marijuana use is legal under state law for medicinal purposes. Although the use of cannabis remains federally illegal, some of its derivative compounds have been approved by the Food and Drug Administration (“FDA”) for prescription use, such as Epidiolex (cannabidiol), and a few cannabinoid- related drugs, including Marinol (THC), Syndros (THC), and Cesamet (nabilone) For non-prescription use, cannabidiol derived from industrial hemp is legal at the federal level, but legality and enforcement varies by state.

Federal Enforcement of Cannabis Laws

In light of such conflict between federal laws and state laws regarding cannabis, each Presidential administration has been scrutinized for its posture regarding the enforcement of cannabis laws. Under President Barack Obama’s administration, the US Attorney General of the Department of Justice (“DOJ”), James M. Cole, had effectively taken the position in a memo that it was not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. In addition, the Financial Crimes Enforcement Network (“FinCEN”) provided guidelines (the “FinCEN Guidelines”) on February 14, 2014, regarding how financial institutions can provide services to cannabis-related businesses consistent with the Bank Secrecy Act (“BSA”).

In contrast, the US Attorney General for the Trump administration, Jeff Sessions, issued a written memorandum on January 4, 2018 (the “Sessions Memo”), to all U.S. Attorneys rescinding prosecutorial guidance issued by US Attorney General Cole during the Obama administration effective immediately. In particular, Mr. Sessions stated that “prosecutors should follow the well-established principles that govern all federal prosecutions,” which require “federal prosecutors deciding which cases to prosecute to weigh all relevant considerations, including federal law enforcement priorities set by the Attorney General, the seriousness of the crime, the deterrent effect of criminal prosecution, and the cumulative impact of particular crimes on the community.” Nevertheless, there was not a discernable increase in marijuana prosecutions related to the sale or possession of marijuana under federal law in states where medical cannabis was legal under the Trump administration.

After the election of President Biden and the appointment of Merrick Garland as Attorney General, it appears that the Attorney General will continue the federal policy of not prosecuting federal marijuana- related crimes in states where marijuana has been legalized. As recently as April 2022, the media reported that the Attorney General reiterated previous statements during a Senate Appropriations subcommittee hearing that “marijuana prosecutions are ‘not an efficient use of the resources given the opioid and methamphetamine epidemic that we have’…” but declined to answer questions about codifying a federal policy regarding discretionary enforcement. Kyle Jager, “U.S. Attorney General Reiterates That Marijuana Enforcement Wastes Department Resources, But Declines to Comment on Formal Guidance,” Marijuana Moment, April 26, 2022, available at https://www.marijuanamoment.net/u-s-attorney-general-reiterates-that-marijuana-enforcement-wastes-department-resources-but-declines-to-comment-on-formal-guidance/.

Regulation of the Offer and Sale of Cannabis-Related Securities

Despite the legalization of cannabis in many states, under the CSA marijuana remains a Schedule I drug, substance or chemical which means the production, sale and use of marijuana is subject to federal criminal penalties. However, there is no federal law that specifically addresses the sale of cannabis-related securities. The United States Securities and Exchange Commission (“SEC”) has not promulgated any rules prohibiting the offer and sale of cannabis-related securities. In 2018, the SEC published an “Investor Alert” warning potential investors about potentially fraudulent offerings of securities by companies claiming to be in the cannabis industry. The Investor Alert warns investors about investing in offerings using unlicensed, unregistered brokers and that tout high rates of returns and low risks, to name a few of the warnings, but does not address the concept that investing in or selling cannabis-related securities is illegal. “Investor Alert: Marijuana Investments and Fraud,” available at https://www.sec.gov/oiea/investor-alerts-and-bulletins/ia_marijuana.

Although we do not anticipate seeking to have the Company’s securities listed for trading on a national exchange, we note that, to date, the NYSE and NASDAQ have not listed any marijuana companies that do business in the U.S. because of the status of marijuana at the federal level.

Intellectual Property

The Company does not have any patents or federal trademarks.

Litigation

As of December 31, 2021, the Company was engaged in multiple lawsuits. Two of which may result in losses, one of which management estimates will result in a loss of approximately $200,000 to $275,000 for the Company and for the other lawsuit the Company cannot currently estimate the potential loss. For details see “Management’s Discussion and Analysis – Indebtedness.” We are also engaged in two other lawsuits. See “Risk Factors – The Company is involved in litigation that may result in material losses.”

THE COMPANY’S PROPERTY

The Company has entered into an owner-financed loan agreement for the purchase of 6.5 acres of light industrial zoned land on which we process our products. For details regarding the terms of the loan, see “Management’s Discussion and Analysis – Liquidity and Capital Resources – The Bluebird Property.” We have two steel frame buildings and two greenhouses on the property. Our steel frame buildings house a commercial kitchen and packaging area. Half of the property is used to store recreational vehicles.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We founded our company on November 19, 2018, as Puraverde LLC (the “Predecessor”), an Oklahoma limited liability company. In January 2019, we commenced operations in Oklahoma as a medical marijuana THC and CBD processor and grower and began receiving revenue. On March 7, 2022, we converted the Predecessor into an Oklahoma corporation and changed our name to Puraverde, Inc., which is now our operating company. As a result, the Predecessor’s financial statements for the fiscal years ended December 31, 2021 and 2020, have been included in this Offering Circular, and the discussions regarding the Company’s business and financial condition are based on the Predecessor’s operations and financial statements.

We cultivate and process medical marijuana in Oklahoma. We operate in a rapidly changing regulatory environment under which the federal laws prohibit our operating activities under the CSA, but to date has not enforced federal laws in this area. Oklahoma is the only state in which we currently operate and that has adopted regulations that permit our operations provided we adhere to Oklahoma’s requirements. The federal government may change its enforcement policy, or Oklahoma may change its regulations in a manner detrimental to our business operations, which would have a material and adverse affect on our business plan, results of operations and financial condition. See “Business –Regulation”, “Emphasis of Matter” in our Auditor’s Report, and “Risk Factors – Our auditor found a material weakness in our internal controls over financial reporting related to revenue recognition.”

We earn revenue when we sell wholesale and retail cannabis and cannabis products. We recognize revenue when control over the goods passes to, and is accepted by the customer, and is recorded net of sales discounts, if any typically, we receive payment upon transference of goods to the customer or within a specified period of time as permitted by the Company’s credit policy.

Results of Operations

As at December 31, 2021 (“FYE 2021”), we had a working capital deficit of $912,294, which represented an increase of approximately 223% from December 31, 2020 (“FYE 2020”), at which time we had a working capital deficit of $282,365. The increase was due to maturing notes payable.

Revenue

The Company’s revenues for FYE 2021 and FYE 2020 were $5,813,732 and $5,940,607, respectively, and is derived from the wholesales of our products. During that period, we saw a drastic drop in wholesale and retail pricing due to oversupply and poor competitive strategies used to try to washout competition by driving prices lower. Management chose to maintain the pricing of its Buffalo Roze products to protect the value of our brand during the price wars, which reduced revenue from sales of that brand. Inflationary pressures on customers also impacted the Company as the increased costs for basic necessities, such as fuel and food, reduced buying power for items such as cannabis products.

Cost of goods sold for FYE 2021 and FYE 2020 were $4,674,643 and $5,233,185, respectively. Cost of goods sold in FYE 2021 was $4,674,643, a $558,542 (or 11%) decrease from 2020, primarily due to a drop in the cost of raw goods as a result of increased supply and improvements in efficiency as the THC marketplace matures. A trend we continue to see in 2022 as well. Cost of good sold in FYE 2020 related to impairment and crop losses for that period. As a result, our margins increased to 19.6% FYE 2021 from 11.9% in FYE 2020.

SG&A increased in FYE by $85,830 (or 11%) to $859,416 in FYE 2021 from $773,586 in FYE 2020. SG&A consists of expenses incurred outside of making our products, including sales costs, commissions, advertising, office expenses, travel expenses, professional fees, web fees, sales rent space and transport costs.

Our resulting operating income increased by $345,837 to $279,673 in FYE 2021 from an operating loss of $66,164 in FYE 2020.

The Company records other income (expense), which the other income relates to sale equipment, and interest income on late fees from open accounts receivable, and the other expense primarily relates to interest expense from servicing our debt, (see “Liquidity and Capital Resources” below). In FYE 2021, the Company had an expense of $591,271 compared with an other expense of $213,106 in FYE 2020. The $378,165 (or 177%) increase primarily relates to interest cost for debt and capital raise startup costs.

The Company paid income tax of $330,124 and $207,668 for FYE 2021 and FYE 2020, respectively.

Accordingly, the Company’s net loss increased by $154,784 (or 32%) to $641,722 in FYE 2021 from $486,938 in FYE 2020.

Liquidity and Capital Resources

As at FYE 2021, the Company had $31,787 cash on hand compared to $331,469 as at FYE 2020. Net inventory at that date was $759,111. The Company’s operations have been financed to date by a combination of revenue and loans. The primary cash needs have been to fund working capital requirements, repay indebtedness and operating expenses.

In addition to revenue generated by our business, the Company may obtain additional financing from other sources, including:

•	Factoring Line of Credit

The Company has a credit facility with CBR Funding LLC (“CBR Funding”) that allows it to borrow up to $1,000,000 based upon the amount of the Company’s accounts receivable, which serve as collateral for the loans. In addition to the Advance Fee, amounts advanced under the agreement are subject to a variable interest rate between 1.4%, which applies if the advanced amount is paid on the fifteenth day or earlier, up to 21.2% (the default rate) for advanced amounts outstanding after 120 days. CBR Funding has a first priority perfected security interest in the Company’s collateral, which includes the Company’s accounts receivable, cash and cash equivalents, any instruments (promissory notes, chattel paper, etc.) and related documents or agreements and intangibles. As of May 31, 2022, the Company carried a balance of approximately $522,000.

•	Regulation A Offering

The Company’s strategic initiatives will require substantial capital. The Company may seek to raise any necessary additional funds through equity or debt financings, which may be concurrent with this offering, including convertible debt, or other sources which may be dilutive to existing stockholders. If we are unable to secure financing on commercially reasonable terms, if at all, we may not be able to implement our business plan as expected. In that case, if we are unable to sustain our operations through revenue generated by our business, our results of operations, cash flows, and financial condition may be materially and adversely affected.

The Company estimates that if it raises the maximum amount sought in this Offering, it could continue at its current rate of operations for at least the next year without raising additional capital.

Indebtedness

Amounts due from related parties, including Puraverde AG, was $531,389 as at FYE 2021 compared to $470,174 as at FYE 2020. Overall for FYE 2021, we had net loss of $713,202 based on net cash used in operating activities. For FYE 2020, this loss was $48,157. Net losses incurred in connection with operating activities increased due to increased borrowing costs, expenses related to this Offering, and approximately $70,000 write off for bad debt.

The Bluebird Property

Loan Agreement

The Company has entered into an owner-financed loan agreement for the purchase of 6.5 acres of light industrial land on which we process our products attached hereto as Exhibit 6.7 (the “Contract Deed”). Under the terms of the loan, the Company has agreed to pay Charles Palmer, who is the current owner $2,000,000 over a term of five years commencing March 1, 2019, and becoming fully payable as a balloon payment on March 1, 2024. Annual interest accrues at a rate of 6% recalculated monthly. The Company paid $132,665 and $26,556 in FYE 2021 and FYE 2020, respectively. The principal amount of the loan and accrued interest was $2,023,442 as of May 31, 2022. Under the Contract Deed, it is the understanding of the parties that the property deed will be transferred to the Company upon payment of outstanding amounts.

Construction Loans

The Company issued two promissory notes, each for $100,000, and carrying annual interest of 8%. Both notes have maturity dates of December 31, 2023, with the first interest payment due on December 31, 2022. The proceeds were used to build two metal frame buildings and two greenhouses. The principal and interest on this note was $206,996 as of May 31, 2022.

On September 1, 2019, the Company issued a promissory note for $600,000 with an annual interest rate of 6% and a maturity date of September 1, 2024. The loan also has a fixed interest rate in the form of a lump sum of $7,500 added to the balance of the note. The proceeds of the note were used to construct a steel frame building to house grow rooms for marijuana and a commercial kitchen and packaging area. The principal and interest on this note was $609,850 as of May 31, 2022. The land and structures serve as collateral.

Consolidation of Debt and Regulation A+ Promissory Note

On December 6, 2021, the Company entered into a promissory note with Charles Palmer for a principal balance of $2,000,000, which includes the $500,000 principal and interest from a loan previously made by Mr. Palmer to the Company on May 26, 2020, for the purpose of bulking up on inventory of packaging, raw goods and new equipment to support production growth and become more efficient. The principal amount of this loan also includes the $150,549 balance of previous loan, dated January 25, 2021, which was used to purchase a KD-10 processing machine. The remaining proceeds of the note are intended to be used to pay for expenses related to the Company’s Regulation A Offering, accounts payable, 2021 taxes, factoring loan repayment and six months of operating capital. At each closing during the Regulation A Offering, Mr. Palmer will receive 20% of the funds disbursed to the Company from escrow until the full balance of this loan has been paid. As of May 31, 2022, the principal and accrued interest were $1,400,550. Additionally, the note gives Mr. Palmer an option to purchase 10% of the Company’s Class A Preferred Stock while the Regulation A Offering remains open for total consideration of $3,000,000. The note also has a profit provision under which Mr. Palmer is entitled to receive 10% of the total amount raised in the Regulation A Offering up to a maximum 50% return on this promissory note so that he would receive up to a maximum of $1,000,000 on top of the $2,000,000 principal of the note which would be paid out as the closings and disbursements occur. In the event the proceeds from the Regulation A Offering are not sufficient to repay the full amount of this note, then the remainder of the balance will be payable at 1% annual interest over a period of three years from the date on which the Regulation A Offering closes. In the meantime, interest will be payable monthly commencing April 1, 2022, and the loan terminates on April 1, 2025. Repayment of the loan after the Regulation A Offering will be made monthly in the amount of 20% of the NET free cash per month. Audited Profit and Loss statements will be used the baseline to calculate the payment.

Founders’ Loans

Our CEO, Matt Mastrangelo, purchased a promissory note from the Company for total consideration of $454,548 on June 14, 2019. The note carries an annual interest rate of 8% and matures on June 14, 2022, at which time the Mr. Mastrangelo intends to extend the loan for another twelve months. The funds were used as working capital to purchase equipment and pay for labor. As of June 30, 2022, the total amount due under this note was $563,640.

Our COO, Ryan Bishop, purchased a promissory note from the Company for total consideration of $48,614 on May 9, 2020. The note carries an annual interest rate of 8% and matures on May 9, 2023. The funds were used to cover general cash flow needs. As of June 30, 2022, the total amount due under this note was $50,081.

Our CFO, Peter Bishop, purchased a promissory note from the Company for total consideration of $6,621 on August 1, 2019. The note carries an annual interest rate of 8% and matures on August 1, 2022. The funds were used as short term cash flow needs. As of June 30, 2022, the total amount due under this note was $8,166. Upon maturity, Mr. Bishop intends to extend the loan for another twenty-four months if it has not been paid off by the proceeds from this Offering. I

Taxes

The Company owes the Internal Revenue Service back taxes for 2021 and 2020 in the amount of approximately $155,000 and $160,000, respectively. We estimate that we will need to pay approximately $60,000 for 2022 prepaid taxes plus any penalties and interest from the amounts due for 2021 and 2020. We also owe the state of Oklahoma’s taxing authority approximately $81,000 for 2021 taxes. We anticipate using the proceeds from this Offering to pay the amounts owed. See also “Use of Proceeds.”

Vehicle Loans

The Company had two vehicle loans with third-party financing companies. The first loan had an original principal balance of $46,198 bearing an annual interest rate of 7%, a monthly payment of $789, and matures on March 2, 2026. This loan was paid off during 2021.

The second vehicle loan had an original principal balance of $65,404 bearing an annual interest rate of 4%, a monthly payment of $1,031, and matures on June 22, 2027. The current balance of principal and interest is $56,423.

Litigation

As of July 12, 2022, the Company has four pending and/or threatened litigation, claims and assessments. The Company was engaged in a lawsuit involving a dispute concerning the terms of a service contract, which management estimates will result in a loss of approximately $200,000 to $275,000 for the Company. In anticipation of this loss, the Company’s balance sheet as at December 31, 2021, includes this amount in accounts payable. The Company is involved in lawsuit regarding a failed joint venture. Loss maybe expected but at this point the Company is unable to estimate an amount. The Company is also involved in two other pending lawsuits involving its manufacturing process. The manufacturing process at issue is a new technology and therefore lacks historical data regarding average yields, which makes it difficult to assess values and any potential liability. Further, the volatility of cannabis pricing adds to the uncertainty related to the price of the commodity at issue in these lawsuits. Management believes these two claims are without merit and anticipates succeeding in defending the Company from liability. In the event management’s assumptions are incorrect, the Company may be subject to liability that could potentially have a material negative impact on its financial condition. See “Risk Factors – The Company is involved in litigation that may result in material losses.”

Trend Information

Although sales initially dropped at the beginning of the COVID-19 pandemic in 2020, many states declared cannabis companies to be “essential” businesses. As a result, customers were able to continue purchasing our products. Our revenues for FYE 2021 declined slightly to $5,813,732 from $5,940,607 for FYE 2020. During that period, we saw a drastic drop in wholesale and retail pricing due to oversupply and poor competitive strategies used to try to washout competition by driving prices lower. Management chose to maintain the pricing of its Buffalo Roze products to protect the value of our brand during the price wars. We also implemented a strategy of selling large volumes of product at low margin. Inflationary pressures on customers also impacted the Company as the increased costs for basic necessities, such as fuel and food, reduced buying power for items such as cannabis products. We continue to see these same pressures at work in 2022.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our shareholders could receive less information than they might expect to receive from more mature public companies.

EXECUTIVE OFFICERS AND DIRECTORS

The Company’s executive officers and directors are as follows:

Name	Position	Age	Date Appointed to Current Position*	Approximate Hours Per Week (if part- time) / full- time
Executive Officers

Matthew Mastrangelo	Founder, Chief Executive Officer and President	53	November 2018	full time

Ryan Bishop**	Founder, Chief Operations Officer and Vice President	43	November 2018	full time

Peter Bishop**	Founder and Chief Financial Officer	45	November 2018	full time

Directors

Matthew Mastrangelo	Director	53	November 2018

Ryan Bishop	Director	43	November 2018

Peter Bishop	Director	45	November 2018

* Date reflects time of service since inception of the Predecessor.

** Ryan Bishop and Peter Bishop are related as siblings.

Matthew Mastrangelo – Founder, CEO, President and Director

Matt has served as CEO and Director since the inception of Puraverde in November 2018, bringing to the role his experience with warehousing, logistics, packaging, marketing and branding. From September 1993 through February 2020, Matt served as Director of Production, Purchasing and Logistics at Tri-Coastal Design Group, Inc. Matt also has experience in small real estate development projects in Costa Rica involving multi-million dollar investments from international investors.

Ryan Bishop – Founder, COO, Vice President and Director

Ryan has served as COO and Director since the inception of Puraverde in November 2018, bringing his experience in real estate development and building projects. From February 2016 through the present, Ryan has served as the lead director overseeing over 1,000,000 square feet of self-storage and commercial properties having a value over $120,000,000 throughout Oklahoma, Arkansas, Kansas and Costa Rica. In this role, Ryan is responsible for general oversight, identifying new projects, site selection, design and director level construction management.

Peter Bishop – Founder, CFO and Director

Peter has served as CFO and Director since the inception of Puraverde in November 2018. He specializes in small business financial structure and organization with experience managing a portfolio of residential and commercial real estate as investment properties. From February 2012 through December 2019, Peter served as Controller for King Street Realty Trust/Riverside Storage. From January 2002 through June 2019, Peter served as Vice President for Ground Effects, LLC.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2021 we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)
Matthew Mastrangelo	CEO and President	$148,750	$0	$148,750
Ryan Bishop	COO and Vice President	$119,615	$0	$119,615
Peter Bishop	CFO	$95,000	$0	$95,000

For the fiscal year ended December 31, 2021, we paid our directors as a group $0. There are 3 directors in this group.

Executive Compensation Agreements

Matthew Mastrangelo

Our CEO and President has an employment agreement that provides for annual base compensation of $120,000 which will be reviewed on an annual basis. The agreement provides for 2 years of severance in the event of termination without cause or for good reason during the first year of employment, and then 18 months of severance thereafter. The agreement also has a 2-year non-compete provision that applies regardless of the reason for termination of the employment agreement. Otherwise, the agreement renews annually on its effective date, February 2, 2022, unless either party provides written notice of termination on or before the first day of any renewal term. In the event the Company provides notice of non-renewal, such termination will be treated as if without cause.

Ryan Bishop

Our employment agreement for the role of COO and Vice President provides for annual base compensation of $120,000 to be reviewed on an annual basis. The agreement provides for 2 years of severance in the event of termination without cause or for good reason during the first year of employment, and then 18 months of severance thereafter. The agreement also has a 2-year non-compete provision that applies regardless of the reason for termination of the employment agreement. Otherwise, the agreement renews annually on its effective date, February 2, 2022, unless either party provides written notice of termination on or before the first day of any renewal term. In the event the Company provides notice of non-renewal, such termination will be treated as if without cause.

Peter Bishop

Our employment agreement for the role of CFO, Secretary and Treasurer provides for annual base compensation of $90,000 to be reviewed on an annual basis. The agreement provides for 2 years of severance in the event of termination without cause or for good reason during the first year of employment, and then 18 months of severance thereafter. The agreement also has a 2-year non-compete provision that applies regardless of the reason for termination of the employment agreement. Otherwise, the agreement renews annually on its effective date, February 2, 2022, unless either party provides written notice of termination on or before the first day of any renewal term. In the event the Company provides notice of non-renewal, such termination will be treated as if without cause.

Director Compensation Agreements

Each of our directors has executed an agreement under which they will receive an annual retainer of $1,000, payable quarterly. New directors will also receive a grant of 20,000 shares of Class B Preferred Stock and a stock option grant of 20,000 shares of Class B Preferred Stock exercisable for $1.20 per share for a period of two years. The agreements were effective as of February 2, 2022, and renew annually unless on or before the final day of the 12-month term the Director or the Company provide written notification of termination. The agreement may also be terminated at any time during the term by either party upon 30 days written notice.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table displays, as of July 12, 2022, the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of our capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of our capital stock:

Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)(3)
Matt Mastrangelo, CEO (4)	43,333,333 shares of Class A Preferred Stock	0	32.5%
Ryan Bishop, COO (4)	89,999,999 shares of Class A Preferred Stock	0	67.5%
Directors and Officers as a Group	133,333,332 shares of Class A Preferred Stock	0	100%

(1)	The address for all beneficial owners is 4201 East Washington Street, Broken Arrow, OK 74104.
(2)	This percentage is based on 133,333,332 shares of Class A Preferred Stock outstanding. There are no outstanding shares of Class B Preferred Stock or Class C Common Stock.
(3)	Charles Palmer has an option to purchase 10% of the outstanding shares of the Company’s Class A Preferred Stock for total consideration of $3,000,000, or $4.44 per share, during the period in which this Offering remains open.
(4)	The Company will repurchase Class A Preferred Stock owned by these executive officers on a pro rata basis at a per share price of $1.50 using the proceeds raised in this Offering. The amount to be repurchased will depend on the amount of funds raised in the Offering. For details, see “Use of Proceeds – Share Buy Back.”

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has entered into a number of loans with Charles Palmer (holder of option to purchase 10% of the Company Class A Preferred Stock). The Company’s founders have also purchased promissory notes from the Company for the purpose of funding working capital. In all, the Company owes the above related parties a total of $5,456,429 as of July 12, 2022. For details regarding the terms of these loans see “Management’s Discussion and Analysis – Liquidity and Capital Resources.”

The Company also does business with a related party, PackPro Solutions LLC (“PackPro”), which is owned by Matt Mastrangelo and Ryan Bishop. The Company purchased approximately $500,000 of packaging from PackPro during the fiscal year ended December 31, 2021. The Company owed approximately $90,000 to PackPro as of December 31, 2021, and owes $153,872 as of June 30, 2022. The Company made no purchases from PackPro during the fiscal year ended December 31, 2020, and so owed no money at that time.

Variable Interest Entity – Puraverde AG, LLC

Puraverde AG, LLC (“Puraverde AG”) is a separate legal entity from the Company and its Predecessor, which is owned by Matt Mastrangelo and Ryan Bishop. Although Puraverde AG is an affiliate of the Company, the Company incurs no risk and has no exposure to loss as a result of its involvement with Puraverde AG. During FYE 2020, Puraverde AG operated a grow facility in Oklahoma, and sold all of its flower to the Predecessor, totaling approximately $120,000. As of January 1, 2021, Puraverde AG no longer operates as a grow facility. Amounts due to the Predecessor as of FYE 2021 and FYE 2020 were approximately $425,000 and $400,000.

SECURITIES BEING OFFERED

General

The Company is offering up to 33,333,333 shares of Class C Common Stock at a price of $1.50 per share plus 3,333,333 Bonus Shares. See “Plan of Distribution.” The following description summarizes important terms of the Company’s Class C Common Stock and other classes of securities. This summary does not purport to be complete and is qualified in its entirety by the Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of the Company’s Class C Common Stock and other classes of securities, you should refer to the Certificate of Incorporation, the Bylaws, the Subscription Agreement, the Shareholders’ Agreement, and applicable provisions of the Oklahoma General Corporation Act.

As of the date of this Offering Circular, the Company’s authorized Capital Stock is 206,666,665 comprising 149,333,332 shares of Class A Preferred Stock, 8,000,000 shares of Class B Preferred Stock, and 49,333,333 shares of Class C Common Stock, each with a par value of $0.0001 per share (together the “Capital Stock”). The rights and preferences of the Company’s Capital Stock are described below.

Class C Common Stock

Voting

Holders of Class C Common Stock shall not be entitled to vote on any matters submitted to the Company’s stockholders, except as otherwise provided by Oklahoma law.

Dividends

Holders of our Class C Common Stock are entitled to receive dividends in the same amount as our holders of Class A and Class B Preferred Stock on a pro rata basis.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class C Common Stock shall not be entitled to distributions until after the Company has paid its debts and liabilities and any accrued and unpaid dividends (whether or not earned, authorized or declared), without interest, out of assets legally available for distribution. Thereafter, holders of Class C Common Stock are entitled to share equally, on a per share basis, all assets available for distribution.

Shareholders’ Agreement

In order to participate in this Offering, investors will be required to sign our Shareholders’ Agreement that requires each investor to remain eligible to hold a medical marijuana business license under the Oklahoma Medical Marijuana Authority (“OMMA”) on an ongoing basis. As part of that requirement, investors will be required to have a background check each year, which will include submitting certain documentation each year to the Company and paying the required $19 fee. Fees may be changed by the state of Oklahoma from time to time. In the event an investor becomes ineligible to hold a marijuana license under OMMA, the Company has the right to repurchase the investors’ stock within thirty days. The Company will repurchase the shares at the purchase price by paying the investor 20% at the time of the initial transfer of shares back to the Company. The remaining 80% of the purchase price will be evidenced by a promissory note from the Company to the investor to be paid in two installments made six months and twelve months from the date of closing. In order for the Company to remain in compliance with OMMA, the shareholders’ agreement also has mandatory notice from the investor to the Company in the event of ineligibility. See also “Risk Factors – Investors in this Offering will be required to sign an agreement that requires annual background checks and contains a mandatory right entitling the Company to buy back your shares for failure to comply with Oklahoma law.”

Additionally, our Shareholders’ Agreement has transfer restrictions that limit investors’ ability to sell their stock. Investors who want to sell their Class C Common Stock are permitted to sell their shares to another current stockholder. However, if the investor wants to sell its stock to any person who is not a current stockholder, they must first provide notice to the Company’s holders of Class A Preferred Stock, which currently is the CEO and COO. If the transfer is permitted by the Company, the potential purchaser must also sign our Shareholders’ Agreement and be eligible to hold a marijuana business license under OMMA, including the required annual background check. Transfer to anyone who does not meet the eligibility requirements under OMMA will be deemed void. See also “Risk Factors – Our Shareholders’ Agreement imposes transfer restrictions on the holders of our Class C Common Stock.

Class A Preferred Stock

Voting

Each share of Class A Preferred Stock shall be entitled to four (4) votes per share. Holders of Class A Preferred Stock shall vote together as a single class on all matters, including the election of directors.

Dividends

Holders of Class A Preferred Stock are entitled to dividends, when and if declared by the Board of Directors, on a pro rata basis with holders of our other classes of securities.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class A Preferred Stock and Class B Preferred Stock are entitled to be paid an amount equal to any accrued and unpaid dividends (whether or not earned, authorized or declared), without interest, out of assets legally available for distribution after payment of the Company’s debts and liabilities but prior to any distribution to holders of Class C Common Stock. We note that all classes of the Company’s equity securities have an equal right to receive dividends on a pro rata basis.

Class B Preferred Stock

Voting

Each share of Class B Preferred Stock shall be entitled to one (1) vote per share.

Dividends

Holders of Class B Preferred Stock are entitled to dividends, when and if declared by the Board of Directors, on a pro rata basis with holders of our other classes of securities.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of Class A Preferred Stock and Class B Preferred Stock are entitled to be paid an amount equal to any accrued and unpaid dividends (whether or not earned, authorized or declared), without interest, out of assets legally available for distribution after payment of the Company’s debts and liabilities but prior to any distribution to holders of Class C Common Stock. We note that all classes of the Company’s equity securities have an equal right to receive dividends on a pro rata basis.

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of April each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 28 each year, which will include unaudited financial statements for the six months to June 30. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 shareholders of record and have filed at least one Form 1-K.

At least every 12 months, we will file a post-qualification amendment to the Offering Statement of which this Offering Circular forms a part, to include the Company’s recent financial statements.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

FINANCIAL STATEMENTS

PURAVERDE, LLC

FINANCIAL STATEMENTS

For the Years Ended
December 31, 2021 and 2020

Puraverde, LLC

Table of Contents

Years Ended December 31, 2021 and 2020

Martin Hood LLC 2507 South Neil Street Champaign, Illinois 61820 Tel: 217.351.2000 Fax: 217.351.7726 www.martinhood.com

INDEPENDENT AUDITOR’S REPORT

To the Board of Members of

Puraverde, LLC

Broken Arrow, Oklahoma

Opinion

We have audited the accompanying financial statements of Puraverde, LLC, which comprise the balance sheets as of December 31, 2021 and 2020, and the related statements of operations, changes in members’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Puraverde, LLC as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Puraverde, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Puraverde, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

CERTIFIED PUBLIC ACCOUNTANTS and CONSULTANTS

1

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Puraverde, LLC ’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Puraverde, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

2

Emphasis of Matter

As discussed in Note 1 to the financial statements, the Puraverde, LLC ’s business operations are in the medical cannabis industry which is currently considered illegal under federal law. If the federal government or the state in which Puraverde, LLC operates change the laws with respect to the cannabis industry and/or the federal government elects to enforce existing laws, it could be financially harmful to Puraverde, LLC as it could be prosecuted and result in the Puraverde, LLC being liquidated. Our opinion is not modified with respect to that matter.

Champaign, Illinois
April 30, 2022

3

Puraverde, LLC

Balance Sheets

December 31, 2021 and 2020

	December 31, 2021	December 31, 2020
ASSETS
Current Assets:
Cash	$31,787	$331,469
Accounts Receivable, Net	171,388	245,914
Due from Related Parties	531,389	470,174
Inventories	759,111	274,656
Prepaid Expenses and Other Current Assets	33,682	26,950

Total Current Assets	1,527,357	1,349,163

Property and Equipment, Net	3,598,264	3,353,651
Deposits and Other Assets	3,061	3,061

TOTAL ASSETS	$5,128,682	$4,705,875
LIABILITIES AND MEMBERS’ DEFICIT
LIABILITIES
Current Liabilities:
Notes Payable	$1,082,062	$231,028
Accounts Payable	704,476	967,826
Accrued Expenses	61,211	14,741
Accrued Interest	121,050	210,265
Income Taxes Payable	470,852	207,668

Total Current Liabilities	2,439,651	1,631,528

Long-Term Liabilities
Notes Payable, Net of Current Portion	4,095,776	3,839,370

TOTAL LIABILITIES	6,535,427	5,470,898

MEMBERS’ DEFICIT	(1,406,745)	(765,023)

TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$5,128,682	$4,705,875

See Accompanying Notes to the Financial Statements

4

Puraverde, LLC

Statements of Operations

Years Ended December 31, 2021 and 2020

	2021	2020
Revenues, net	$5,813,732	$5,940,607
Cost of Goods Sold	4,674,643	5,233,185

Gross Profit	1,139,089	707,422

Selling, General, and Administrative Expenses	859,416	773,586

Operating Income (Loss)	279,673	(66,164)

Other Income (Expense)
Other Income	32,056	1,319
Interest Expense	(623,327)	(214,425)

Total Other Income (Expense)	(591,271)	(213,106)

Net Loss Before Income Tax Expense	(311,598)	(279,270)

Income Tax Expense	(330,124)	(207,668)

Net Loss	$(641,722)	$(486,938)

See Accompanying Notes to the Financial Statements

5

Puraverde, LLC

Statements of Changes in Members’ Deficit

Years Ended December 31, 2021 and 2020

Members’ Deficit
Balance, January 1, 2020	$(278,085)

Net loss	(486,938)

Balance, December 31, 2020	$(765,023)

Balance, January 1, 2021	(765,023)

Net loss	(641,722)

Balance, December 31, 2021	$(1,406,745)

See Accompanying Notes to the Financial Statements

6

Puraverde, LLC

Statements of Cash Flows

Years Ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(641,722)	$(486,938)
Adjustments to Reconcile Net Loss to
Net Cash Provided by (Used in) Operating Activities
Depreciation	205,009	110,738
Gain on Sale of Property and Equipment	(5,702)	(1,319)
Bad Debt Expense	70,168	—
Interest Transferred to Note Payable	250,000	—
Changes in Operating Assets
Accounts Receivable	4,358	(237,279)
Due from Related Parties	(61,215)	(217,826)
Inventories	(484,455)	(177,708)
Prepaid Expenses and Other Current Assets	(6,732)	(26,950)
Deposits and Other Assets	-	(2,480)
Changes in Operating Liabilities
Accounts Payable	(263,350)	624,102
Accrued Expenses	46,470	14,741
Accrued Interest	(89,215)	145,412
Income Taxes Payable	263,184	207,350

NET CASH USED IN OPERATING ACTIVITIES	(713,202)	(48,157)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of Property and Equipment	(485,920)	(1,082,560)
Proceeds from Disposal of Property and Equipment	42,000	14,330

NET CASH USED IN INVESTING ACTIVITIES	(443,920)	(1,068,230)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from Factoring Line of Credit	2,118,300	360,510
Principal Payments on Factoring Line of Credit	(1,917,868)	(141,443)
Proceeds from Notes Payable	811,404	1,209,347
Principal Payments on Notes Payable	(154,396)	(19,748)

NET CASH PROVIDED BY FINANCING ACTIVITIES	857,440	1,408,666

NET (DECREASE) INCREASE IN CASH	(299,682)	292,279

CASH - BEGINNING OF YEAR	331,469	39,190

CASH - END OF YEAR	$31,787	$331,469

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Interest paid	$462,542	$69,013

Cash paid for taxes	$66,940	$318

See Accompanying Notes to the Financial Statements

7

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

1. NATURE OF OPERATIONS

(a)	Business Description

Puraverde, LLC (“Puraverde” or the “Company”) is an established medical marijuana THC and CBD processor based in Oklahoma. The Company creates and distributes its own line of flower, pre-rolls, cartridges, concentrates, gummies, bath and body, cookies, brownies, concentrates, drinks, chocolates, cannabis dip, and candies, as well as bulk cannabis oils. Puraverde handles all aspects of production, including formulation, lab testing, packaging and design and sourcing, as well as quality control. The corporate office is located in Broken Arrow, Oklahoma.

(b)	The Regulatory Environment

The manufacture, distribution or dispensing of cannabis remains prohibited under the Controlled Substances Act (“CSA”) of 1970. Under the CSA, cannabis is classified as a Schedule-I controlled substance. The United States Supreme Court has ruled that it is the United States federal government that has the right to regulate and criminalize cannabis, even for medical purposes, and thus federal law criminalizing the use of cannabis preempts state laws that legalize its use. Many states impose and enforce similar prohibitions. Notwithstanding the CSA, thirty-three states and the District of Columbia have legalized certain cannabis-related activity.

The Company operates in a volatile and rapidly evolving industry whereby regulations may vary significantly from state to state.

2. SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Accounting

The Company’s financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“GAAP”) as issued by the Financial Accounting Standards Board (“FASB”) and reflect the accounts and operations of the Company.

(b)	Cash

Cash includes cash deposits in financial institutions and cash held at the Company’s facility.

(c)	Accounts Receivable

Accounts receivable are recorded net of an allowance for doubtful accounts. The Company estimates the allowance for doubtful accounts based on existing contractual payments terms, actual payment patterns of its customers and individual customer circumstances. As of December 31, 2021, the Company estimated an allowance for doubtful accounts of approximately $70,000. As of December 31, 2020, the Company determined that an allowance for doubtful accounts was not required. As of January 1, 2020, accounts receivable net of allowance for doubtful accounts was $8,635.

8

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(d)	Inventories

Inventories are primarily comprised of raw materials, internally produced work in process, and finished goods.

Costs incurred during the production process are capitalized as incurred to the extent that cost is less than net realizable value. These costs include materials, labor and manufacturing overhead used in the production processes. Inventories of purchased finished goods and packing materials are initially valued at cost and subsequently at the lower of cost and net realizable value.

Net realizable value is determined as the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale. Cost is determined using the weighted average cost basis and is a significant estimate. Products for resale and supplies and consumables are valued at lower of cost and net realizable value. The Company reviews inventory for obsolete, redundant and slow-moving goods and any such inventories are written down to net realizable value. As of December 31, 2021 and 2020, there were no reserves for obsolete inventories.

(e)	Property and Equipment

Purchase of property and equipment are recorded at cost, net of accumulated depreciation and impairment losses, if any. Improvements and replacements of property and equipment are capitalized. Maintenance and ordinary repairs that do not improve or extend the lives of property and equipment are charged to expense as incurred. Depreciation is calculated on a straight-line basis over the estimated economic useful lives of each class of assets using the following terms:

Land Building and Improvements Leasehold Improvements Furniture and Fixtures Machinery and Equipment Vehicles Computer Equipment and Software Construction in Progress	Not Depreciated 39 Years Lesser of the life of the lease or Estimated useful life of the asset 5 Years 5 Years 5 - 7 Years 3 Years Not Depreciated

The assets’ residual values, useful lives, and methods of depreciation are reviewed at each financial statement year-end and adjusted prospectively, if appropriate.

When assets are sold or retired, its cost and related accumulated depreciation are removed from the accounts and any gain or loss is reported in the statement of operations. Construction in progress is transferred when available for use and depreciation of the assets commences at that point.

9

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(f)	Leased Assets

A lease of property and equipment is classified as a capital lease if it transfers substantially all the risks and awards incidental to ownership to the Company. A lease of property and equipment is classified as an operating lease whenever the terms of the lease do not transfer substantially all of the risks and rewards of ownership to the lessee. Lease payments are recognized as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which the economic benefits are consumed.

(g)

Income Taxes

Puraverde, LLC is taxed as a C corporation. Accordingly, the Company accounts for income taxes for the activity of this entity under Accounting Standards Codification (ASC) 740 Income Taxes.

Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

In accordance with FASB ASC Topic 740, Income Taxes, management evaluated the Company’s tax positions and concluded that the Company had taken no uncertain tax positions that require adjustment to the financial statements to comply with the provisions of this guidance. Interest and penalties are classified as expense as incurred.

Income tax benefits are recognized for income tax positions taken or expected to be taken in a tax return, only when it is determined that the income tax position will more-likely than-not be sustained upon examination by taxing authorities. The Company has analyzed tax positions taken for filings with the Internal Revenue Service and all tax jurisdictions where it operates. The Company believes that income tax filing positions will be sustained upon examination and does not anticipate any adjustments that would result in a material adverse effect on the Company’s financial condition, results of operations or cash flows. Accordingly, the Company has not recorded any reserves, or related accruals for interest and penalties for uncertain income tax positions at December 31, 2021 and 2020.

Under Federal law, the Company is a taxable entity and is subject to Federal income tax. Pursuant to Section 280E of the Internal Revenue Code of 1986, as amended (“Section 280E”). The section disallows deductions and credits attributable to a trade or business of trafficking in controlled substances. Under U.S. law marijuana is a Schedule I controlled substance. The Company has taken the position that any costs included in the cost of goods sold should not be treated as amounts subject to Section 280E expense disallowance.

10

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(h)	Revenue Recognition

Revenue is recognized by the Company in accordance with FASB Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606). Through application of the standard, the Company recognizes revenue to depict the transfer of promised goods or services to the customer in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services.

In order to recognize revenue under ASU 2014-09, the Company applies the following five (5) steps:

•	Identify a customer along with a corresponding contract;
•	Identify the performance obligation(s) in the contract to transfer goods or provide distinct services to a customer;
•	Determine the transaction price the Company expects to be entitled to in exchange for transferring promised goods or services to a customer;
•	Allocate the transaction price to the performance obligation(s) in the contract;
•	Recognize revenue when or as the Company satisfies the performance obligation(s).

Revenues consist of wholesale and retail sales of cannabis, which are generally recognized at a point in time when control over the goods have been transferred to the customer and is recorded net of sales discounts. Payment is typically due upon transferring the goods to the customer or within a specified time period permitted under the Company’s credit policy. Sales discounts were not material during the years ended December 31, 2021 and 2020.

Revenue is recognized upon the satisfaction of the performance obligation. The Company satisfies its performance obligation and transfers control upon delivery and acceptance by the customer.

Based on the Company’s assessment, the adoption of this new standard had no impact on the amounts recognized in its financial statements.

(i)	Fair Value of Financial Instruments

The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities that are required to be recorded at fair value, the Company considers all related factors of the asset by market participants in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions, and credit risk.

The Company applies the following fair value hierarchy, which prioritizes the inputs used to measure fair value into three levels, and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:

Level 1 – Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2 – Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

Level 3 – Inputs for the asset or liability that are not based on observable market data.

11

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(j)	Related Party Transactions

The Company follows FASB ASC subtopic 850-10, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. Pursuant to ASC 850-10-20, related parties include: a) affiliates of the Company; b) entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c) trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d) principal owners of the Company; e) management of the Company; f) other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g) other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. The disclosures shall include: a) the nature of the relationship(s) involved; b) a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which statements of operation are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c) the dollar amounts of transactions for each of the periods for which statements of operations are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d) amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

(k)	Advertising Costs

Advertising costs are charged to operations when incurred. Advertising expenses, included in operating expenses, were approximately $44,000 and $53,000 for the years ended December 31, 2021 and 2020, respectively.

(1)	Significant Accounting Judgments, Estimates, and Assumptions

The preparation of the Company’s financial statements requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and revenue and expenses. Actual results may differ from these estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Significant estimates inherent in the preparation of the Company’s financial statements include the allowance for doubtful accounts, estimated useful lives for property and equipment and the valuation of inventories. Cannabis is a Schedule I substance and there is inherent risk related to the federal government’s position on cannabis.

12

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

2. SIGNIFICANT ACCOUNTING POLICIES (Continued)

(m)	New Accounting Pronouncements

(i)	In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842”), which will replace ASC 840, “Leases”. This standard introduces a single lessee accounting model and requires a lessee to recognize assets and liabilities for all leases with a term of more than twelve months unless the underlying asset is of low value. A lessee is required to recognize a right-of-use asset representing its right to use the underlying asset and a lease liability representing its obligation to make lease payments. For private companies, the standard will be effective for annual periods beginning on or after December 15 2021, with earlier application permitted. The standard requires a modified retrospective approach for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

(ii)	In June 2016, the FASB issued ASC 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. ASU 2016-13 requires entities to measure all expected credit losses for most financial assets held at the reporting date based on an expected loss model which includes historical experience, current conditions, and reasonable and supportable forecasts. Companies will now use forward-looking information to better form their credit loss estimates. ASU 2016-13 also requires enhanced disclosures to help financial statement users better understand significant estimates and judgements used in estimating credit losses, as well as the credit quality and underwriting standards of a company’s portfolio. For private companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2022. The Company does not believe that the impact of the new standard on its financial statements will be material.

(iii)	In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740) - Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. For private companies, ASU 2019-12 is effective for annual periods beginning and after December 15, 2021. The Company is currently evaluating the effect of adopting this ASU on the Company’s financial statements.

(n)	Coronavirus Pandemic

In March 2020, the World Health Organization categorized coronavirus disease 2019 (“COVID-19”) as a pandemic. COVID-19 continues to spread throughout the U.S. and other countries across the world, and the duration and severity of its effects are currently unknown. The Company continues to implement and evaluate actions to strengthen its financial position and support the continuity of its business and operations.

As of the date hereof, the Company’s operations have not been significantly impacted as the cannabis industry has been deemed an essential service in many states since March 2020. Going forward, the extent of the impact of COVID-19 on the Company’s operational and financial performance will depend on various developments, including the duration and magnitude of the outbreak, and the impact on customers, employees and vendors, all of which are uncertain and cannot be predicted.

13

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

3.	INVENTORIES

Inventory as of December 31, 2021 and 2020 consisted of the following:

	December 31,	December 31,
	2021	2020
Raw Materials	$439,375	$259,205
Finished Goods	319,736	15,451

Total Inventories	$759,111	$274,656

4.	PROPERTY AND EQUIPMENT

Net property and equipment as of December 31, 2021 and 2020 consisted of the following:

	December 31, 2021	December 31, 2020
Land	$1,725,000	$1,725,000
Buildings and Improvements	1,066,909	1,065,806
Leasehold Improvements	123,294	-
Furniture and Fixtures	67,823	72,979
Machinery and Equipment	838,356	548,830
Vehicles	83,928	56,021
Computers and Software	30,475	28,965

Total Property and Equipment, Gross	3,935,785	3,497,601
Less: Accumulated Depreciation	(337,521)	(143,950)

Property and Equipment, Net	$3,598,264	$3,353,651

14

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

5.	NOTES PAYABLE

As of December 31, 2021 and 2020, notes payable consisted of the following:

	December 31, 2021	December 31, 2020
Promissory note payable to a related party with an original principal balance of $2,000,000, bears interest at 6%, with the balance due on the maturity date of March 1, 2024. The note is guaranteed by a property held by the Company.	$2,000,000	$2,000,000
Unsecured promissory note payable to a related party for construction and improvement of property with an original principal balance of $600,000, bears interest at 6%, with the balance due on September 1, 2024.	594,850	600,000
Two unsecured promissory notes payables to a related party for the construction and improvement of property with an original principal balance of $100,000 each, bears interest rate of 8%, with the balance due on demand.	200,000	200,000
Unsecured promissory note payable to an executive for the initial operation of the company with an original principal balance of $454,548, bears interest rate at 8%, with the balance due on June 14, 2022.	454,548	454,548
Unsecured promissory note payable to an executive for the initial operation of the company with an original principal balance of $48,614, bears interest rate at 8%, with the balance due on May 9, 2023.	47,813	48,614
Unsecured promissory note payable to an executive for the initial operation of the company with an original principal balance of $6,621, bears interest rate at 8%, with the balance due on August 1, 2022.	6,621	6,621
Unsecured promissory note payable to an executive for the operations of the company with an original principal balance of $500,000, bears interest at 12%. This note was transferred to the promissory note listed next below during 2021.	-	500,000
Promissory notes payable to a related party with an original principal balance of $2,000,000, bears interest at 1%, with the balance due on January 1, 2025.	1,400,550	-
Vehicle loan financed by a third party financing company for the purchase of a vehicle with an original principal balance of $46,198, bears interest at 7% with a monthly payment of $789 and maturity date of March 2, 2026. The loan was paid off during 2021.	-	41,538
Vehicle loan financed by a third party financing company for the purchase of a vehicle with an original principal balance of $65,404, bears interest at 4% with a monthly payment of $1,031 and maturity date of June 22, 2027.	62,585	-
A line of credit with a credit limit of $1,000,000 with an advance rate of 1.4% for every 15 days which are due on 120th day of any such advances.	410,871	219,077
Total Long-Term Debt	$5,177,838	$4,070,398
Less Current Portion	1,082,062	231,028
Long-Term Debt, Less Current Portion	$4,095,776	$3,839,370

15

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

5.	NOTES PAYABLE (Continued)

Stated maturities of debt obligations are as follows:

Principal Payments
2022	$1,082,062
2023	58,264
2024	2,605,747
2025	1,411,912
2026	11,848
Thereafter	8,005
$5,177,838

6.	LEASE OBLIGATIONS

The Company has operating leases for office space and equipment leases that require minimum base rent plus property management fees and operating costs. Total related rent expense for the years ended December 31, 2021 and 2020 was $67,709 and $58,553, respectively. Future minimum rental commitments for leases totaled $3,780 (due in 2022).

7.	INCOME TAXES

The income tax provision consists of the following for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Current:
Federal	$256,763	$158,121
State	73,361	49,547

Total current	$330,124	$207,668

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The valuation allowance is a significant estimate. The deferred tax asset totaling $4,388 as of December 31, 2020 arising primarily from differences in tax versus book depreciation has been reduced by a 100% valuation allowance as it is more likely than not that the deferred tax assets will not be realized. As of December 31, 2021, there was no deferred tax asset.

16

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

8.    RELATED PARTY TRANSACTIONS AND VARIABLE INTEREST ENTITIES

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control. Related parties may be individuals or corporate entities. A transaction is considered to be a related party when there is a transfer of resources or obligations between related parties.

As of December 31, 2021 and 2020, amounts due from related parties comprised of advances due from members of the Company totaling $106,000 and 70,000, respectively.

The Company has various notes payable to its members and a related party. As of December 31, 2021 and 2020, the Company owed its members and a related party approximately $4,700,000 and $3,800,000, respectively (see Note 5). The interest expense related to these notes payable for the years ended December 31, 2021 and 2020 was approximately $488,000 and $224,000.

The Company purchased approximately $500,000 of packaging from an entity in which the members have ownership for the year ended December 31, 2021. There were no purchases from this entity during the year ended December 31, 2020. As of December 31, 2021, approximately $90,000 was owed to this entity. There were no amounts owed as of December 31, 2020.

The Company entered into transactions with Puraverde AG LLC, a legal entity under common control during the years ended December 31, 2021 and 2020. This entity has been classified as a variable interest entity (VIE). During the year ended December 31, 2020, Puraverde AG, LLC operated a grow facility in Oklahoma and all sales of flower (approximately $120,000) were to Puraverde, LLC. As of January 1, 2021, Puraverde AG, LLC no longer grows cannabis. Amounts due from Puraverde AG, LLC totaled approximately $425,000 and $400,000 as of December 31, 2021 and 2020, respectively.

Puraverde AG, LLC is a separate legal entity from the Company. The Company incurs no risk and has no exposure to loss resulting from its involvements with this VIE. As such, the Company is not the primary beneficiary. The transactions listed above are necessary to the business operations of the Company and are conducted at arms-length.

9.     COMMITMENTS AND CONTINGENCIES

The Company is subject to lawsuits, investigations and other claims related to employment, commercial and other matters that arise out of operations in the normal course of business. Periodically, the Company reviews the status of each significant matter and assesses the potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable, and the amount can be reliably estimated, such amount is recognized in other liabilities.

Contingent liabilities are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period and are discounted to present value where the effect is material. The Company performs evaluations to identify onerous contracts and, where applicable, records contingent liabilities for such contracts.

(a)	Contingencies

The Company’s operations are subject to a variety of local and state regulation. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or losses of permits that could result in the Company ceasing operations. While management of the Company believes that the Company is in compliance with applicable local and state regulation as of December 31, 2021, cannabis regulations continue to evolve and are subject to differing interpretations. As a result, the Company may be subject to regulatory fines, penalties or restrictions in the future.

17

Puraverde, LLC

Notes to the Financial Statements

Years Ended December 31, 2021 and 2020

9.	COMMITMENTS AND CONTINGENCIES (Continued)

(b)	Claims and Litigation

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of December 31, 2021, there was one lawsuit with a reasonably estimated loss of approximately $200,000 to $275,000. As of December 31, 2021, approximately $200,000 due to this party is included in accounts payable. As of December 31, 2021, there were two other pending lawsuits; however, the attorney associated with each case noted a potential loss could not be reasonably estimated. There are also no proceedings in which any of the Company’s directors, officers or affiliates is an adverse party or has a material interest adverse to the Company’s interest.

10.	CONCENTRATIONS

The Company had sales to two major customers in 2021. Total sales to these customers approximated $2,650,000 and comprised approximately 46% of net sales in 2021. Accounts receivable from these customers approximated 38% of total accounts receivable as of December 31, 2021.

The Company also had sales to a major customer in 2020. Total sales to the customer approximated $1,387,000 and compromised approximately 23% of the net sales in 2020. Accounts receivable from this customer approximated 90% of total accounts receivable as of December 31, 2020.

11.	SUBSEQUENT EVENTS

The Company has evaluated subsequent events through April 30, 2022, which is the date these financial statements were approved by the Board of Directors of the Company.

a)	C-Corporation Status

In the first quarter of 2022, the Company elected C Corporation status.

18

PART III

INDEX TO EXHIBITS

1.1 Broker-Dealer Agreement with Dalmore Group, LLC*

2.1 Certificate of Incorporation*

2.2 Certificate of Conversion*

2.3 Bylaws*

4.1 Form of Subscription Agreement*

4.2 Shareholder Agreement Requiring Compliance with Oklahoma Law*

6.1 Executive Compensation Agreement (Ryan Bishop)+*

6.2 Director Compensation Agreement (Ryan Bishop)+*

6.3 Executive Compensation Agreement (Peter Bishop)+*

6.4 Director Compensation Agreement (Peter Bishop)+*

6.5 Executive Compensation Agreement (Matthew Mastrangelo)+*

6.6 Director Compensation Agreement (Matthew Mastrangelo)+*

6.7 Contract Deed (BlueBird)*

6.8 Promissory Note (Matt Mastrangelo)+*

6.9 Promissory Note (Ryan Bishop)+*

6.10 Promissory Note (Peter Bishop)+*

6.11 Consolidation of Debt and Regulation A+ Promissory Note+*

6.12 Promissory Note (Construction January 31, 2020)*

6.13 Promissory Note (Construction March 2, 2020)*

6.14 Promissory Note (Construction September 5, 2019)*

6.15 Factoring Agreement*

8.1 Escrow Agreement*

11.1 Consent*

12.1 Validity Opinion

* Previously filed

+ Portions of this exhibit have been omitted pursuant to the Instructions to Item 17 of Form 1-A.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Broken Arrow, Oklahoma, on August 5, 2022.

Puraverde, Inc.

By:	/s/ Matthew Mastrangelo
Matthew Mastrangelo
Chief Executive Officer

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Matthew Mastrangelo	Chief Executive Officer and Director	August 5, 2022
Matthew Mastrangelo

/s/ Ryan Bishop	Director	August 5, 2022
Ryan Bishop

/s/ Peter Bishop	Chief Financial Officer, Principal Accounting Officer and Director	August 5, 2022
Peter Bishop